Exhibit 4.20

[                                         ]

as Borrower

Hobart Aviation Holdings Limited

as Shareholder

and

Norddeutsche Landesbank Girozentrale

as Initial Lender, Facility Agent and Security Trustee

Loan Agreement

One (1) [            ] Aircraft Manufacturer’s Serial Number [    ]

[Lessee]

Contents

1	Definitions and Interpretation	1

2	The Facility	27

3	Advance	28

4	Interest	29

5	Market Disruption	29

6	Repayment	30

7	Prepayment and Cancellation	30

8	Fees	32

9	Representations	32

10	Covenants	33

11	Events of Default	33

12	Default Interest	35

13	Currency Indemnity; Loan Indemnity	35

14	Indemnities Relating to the Aircraft	36

15	Taxes	38

16	Increased Costs	41

17	Consultation and Mitigation	42

18	Payments and Calculations	43

19	Set-Off and Redistribution of Payments	45

20	Proceeds Application	46

21	Subordination	46

22	Costs and Expenses	47

23	Confidentiality	48

24	Enforcement of and Other Action Under the Trust Documents	49

25	Appointment and Powers of the Security Trustee	49

26	Declaration of Trust, Supplemental Provisions	50

27	Change of Security Trustee	51

28	Facility Agent	52

29	Common Facility Agent and Security Trustee	53

30	Representatives	53

31	Transfers	56

32	Miscellaneous	60

33	Notices	60

34	Recourse	62

35	Governing Law and Jurisdiction	63

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Schedule 1 Aircraft	65

Schedule 2 Representations and Warranties	70

Schedule 3 Covenants	74

Schedule 4 Aircraft Covenants	83

Schedule 5 Leasing Criteria	94

Schedule 6 Form of Monthly Report	97

Schedule 7 Cape Town Convention	101

Schedule 8 Conditions Precedent and Conditions Subsequent	104

Schedule 9 Form of Drawdown Notice	109

Schedule 10 Form of Transfer Certificate	110

Schedule 11 Principal and Interest Payments	112

Execution page 1	65

Execution page 2	66

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Loan Agreement

Dated [            ]

Between:

(1)	[ ], a private limited company incorporated and existing under the laws of [ ] with company registration number [ ] (the Borrower);

(2)	Hobart Aviation Holdings Limited, a private limited company incorporated and existing under the laws of Ireland with company registration number 392228 (the Shareholder);

(3)	Norddeutsche Landesbank Girozentrale, a public law banking institution organised and existing under the laws of the Federal Republic of Germany, as initial lender (in such capacity, the Initial Lender);

(4)	Norddeutsche Landesbank Girozentrale, a public law banking institution organised and existing under the laws of the Federal Republic of Germany, as facility agent for and on behalf of the Lenders (in such capacity, the Facility Agent); and

(5)	Norddeutsche Landesbank Girozentrale, a public law banking institution organised and existing under the laws of the Federal Republic of Germany, as security agent and trustee for and on behalf of the Finance Parties (in such capacity, the Security Trustee).

Recital:

The Lenders are willing, on the terms and subject to the conditions contained in this Agreement, to provide the Borrower with a commercial financing facility which will be utilised by the Borrower in the re-financing of the Original Advance.

It is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following respective meanings:

Account Bank means:

(a)	in relation to the Lease Rental Account, the Lease Maintenance Reserve Account and the Lease Rental Collection Account, Deutsche Bank Trust Company Americas, New York City, United States of America; and

(b)	in relation to the Lease Security Account and the Collection Account, Norddeutsche Landesbank Girozentrale, acting through its office at Friedrichswall 10, 30159 Hannover, Germany.

Account Security Agreements means, together, German Law Account Security Agreement 1, German Law Account Security Agreement 2, New York Law Account Security Agreement 1 and New York Law Account Security Agreement 2 (each, an Account Security Agreement).

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Advance means the advance made or to be made by the Lenders under the Facility pursuant to Clause 3 and, at any time after such advance has been made, the principal amount thereof outstanding from time to time (subject to the provisions of this Agreement, including without limitation Clause 3.3).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any Subsidiary of that Holding Company.

Agreed Value has the meaning ascribed thereto (or to any similar or analogous term) in the Lease Agreement.

Agreement means this agreement (including the Recital and the Schedules).

Aircraft means the aircraft designated as “Aircraft [            ]” in Schedule 1 (Aircraft), including its Airframe, Engines, Parts and Technical Records.

Aircraft Mortgages means, together:

(a)	the Local Law Aircraft Mortgage;

(b)	the New York Law Aircraft Mortgage; and

(c)	any other Lien over the Aircraft that is executed pursuant to or in connection with paragraph 6 of Part A of Schedule 3 (Covenants) and/or paragraph 11 of Schedule 4 (Aircraft Covenants),

(each, an Aircraft Mortgage).

Airframe means the airframe of Aircraft [            ], including all Parts relating to such airframe but excluding the Engines or any other engines from time to time installed on such airframe.

Airframe Manufacturer means the person specified as the manufacturer of the Airframe in Schedule 1 (Aircraft).

Applicable Rate means the per annum floating rate of interest relating to the Advance determined pursuant to and in accordance with the provisions of Clause 4.4 (subject always to the provisions of Clause 5).

Approved Lessee means any person that is listed in Part A of Schedule 5 (Leasing Criteria), subject to the provisions of Part C of Schedule 5 (Leasing Criteria).

Approved Maintenance Programme has the meaning ascribed thereto (or to any similar or analogous term) in the Lease Agreement.

Approved Sale Conditions has the meaning ascribed thereto in paragraph 9(b) of Schedule 4 (Aircraft Covenants).

Authorisation means an authorisation, consent, approval, licence, exemption, filing or similar item.

Authority Letter means any letter of authority relating to, inter alia, the Aircraft addressed from time to time by the Lessee to the Aviation Authority, Eurocontrol, the EU authorities responsible for the administration of the EU Emissions Trading Scheme legislation and/or any other person, authorising release of information to the Borrower and the Security Trustee (which must be in form and substance satisfactory to the Security Trustee, acting reasonably).

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Available Amount means an amount of US$[            ] ([            ] Dollars and [            ] cents), subject to the provisions of Clause 3.3.

Aviation Authority means all and any of the authorities, government departments, committees or agencies which under the laws of the State of Registration may from time to time:

(a)	have control or supervision of civil aviation in the State of Registration; or

(b)	have jurisdiction over the registration, airworthiness or operation of, or other matters relating to, the Aircraft.

Basel II Framework means, together:

(a)	the framework relating to capital adequacy requirements and regulatory supervision set out in the paper entitled “International Convergence of Capital Measurement and Capital Standards: A Revised Framework - Comprehensive Version” published in June 2006 by the Basel Committee on Banking Supervision; and

(b)	any revisions to that framework approved by the Basel Committee on Banking Supervision in July 2009 (including as set out in its paper entitled “Revisions to the Basel II market risk framework” published in July 2009), together, in each case, with any related applicable law or regulation (including in the context of any related implementation, application or compliance).

Basel III Framework means, together:

(a)	the framework relating to capital adequacy requirements set out in the paper entitled “Basel III: A global framework for more resilient banks and banking systems” published in December 2010 by the Basel Committee on Banking Supervision; and

(b)	the framework relating to liquidity set out in the paper entitled “Basel III: International framework for liquidity risk measurement, standards and monitoring” published in December 2010 by the Basel Committee on Banking Supervision,

together, in each case, with any related applicable law or regulation (including in the context of any related implementation, application or compliance).

Borrowed Money means indebtedness incurred by any Obligor in respect of (a) money borrowed, (b) any amount raised pursuant to the issue of any bond, note, loan stock, debenture or similar instrument, (c) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent, (d) receivables sold or discounted (otherwise than on a non-recourse basis), (e) deferred payments for assets or services acquired (to the extent that payment is deferred for at least thirty (30) days after the date of supply) if one of the primary reasons behind the deferral is to raise finance, (f) rental payments under and any amounts payable on termination of leases or hire purchase contracts (whether in respect of aircraft, land, machinery, equipment or otherwise) with a

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term which, either by extension or otherwise, may exceed one year, (g) swaps, forward exchange contracts, futures and other derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (h) any other transaction (including, without limitation, forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (b) to (g) above, and (i) (without double counting) guarantees or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (h) above.

Borrower Security Agreement means the English law first priority security agreement relating to, inter alia, the Lease Agreement, any Lessee Security Agreement, any Letter of Credit (to the extent not issued directly in favour of the Security Trustee), any Lease Guarantee, any Engine Support Agreement, the Insurances, the Requisition Compensation and the Warranties dated on or before the Drawdown Date and entered into between the Borrower and the Security Trustee.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin, Hannover, London and New York provided that:

(a)	in relation to a day on which a payment is to be made under a Transaction Document in Dollars (other than the Drawdown Date), such day needs only be a day on which banks are open for general business in London and New York; and

(b)	in relation to the definition of Quotation Day for an interest rate based on LIBOR, such day needs only be a day on which banks are open for general business in London.

Cape Town Convention means the Convention on International Interests in Mobile Equipment (the Convention) and the Protocol thereto on Matters Specific to Aircraft Equipment (the Protocol) adopted in Cape Town on 16 November 2001.

Change in Law means any change in, deletion from, amendment or addition to or introduction of, any applicable law, regulation or official directive (whether or not having the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally customary) or any change in the official interpretation or administration of any thereof by any court, tribunal or other competent authority, in each case from that existing as at the date of this Agreement.

Collateral Agreement means the agreement relating to, inter alia, the payment, retention and application of amounts with respect to all of the Portfolio Aircraft dated of even date herewith and entered into between the Borrower, the Other Borrowers, the Shareholder, the Servicer, GAHF and the Finance Parties.

Collection Account means the Dollar denominated account of the Shareholder with account number [            ] and held with the relevant Account Bank or such other account as the Borrower and the Security Trustee may from time to time designate in writing.

Collection Periods means the following periods:

(a)	the period that starts on (and includes) the Drawdown Date and ends on (and includes) 30 November 2012 (the First Collection Period);

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(b)	each of the succeeding periods that starts on (and includes) the first day of a calendar month and ends on (and includes) the last day of such calendar month (the first such period being the period that starts on 1 December 2012 and the last such period being the period that starts on 1 September 2018); and

(c)	the period that starts on (and includes) 1 October 2018 and ends on (and includes) the Final Repayment Date (the Final Collection Period),

(each, a Collection Period).

Commercial Margin means zero point nine three per cent. (0.93%) per annum.

Commitment means:

(d)	in relation to the Initial Lender, an amount equal to the Available Amount; and

(e)	in the case of any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Competitor means (a) any commercial aircraft operating leasing entity or any commercial airline entity, (b) any Affiliate of any such entity, (c) any person that directly or indirectly owns ten per cent. (10%) or more of any such entity or (d) any joint venture or other person in relation to which any such entity has a strategic or economic interest, unless (in relation to any person referred to in paragraphs (b), (c) and (d)), such person is a commercial bank.

Compulsory Acquisition means the requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of the Aircraft by any Governmental Authority or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title.

Consultation Period has the meaning ascribed thereto in Clause 17.2.

Control Agreement 1 has the meaning ascribed to the term “Control Agreement” in the New York Law Account Security Agreement 1.

Control Agreement 2 has the meaning ascribed to the term “Control Agreement” in the New York Law Account Security Agreement 2.

Corresponding Collection Period means:

(a)	in relation to the first (1st) Repayment Date, the First Collection Period;

(b)

in relation to each succeeding Repayment Date (other than the Final Repayment Date), (i) if Lease Rental Amounts are payable on a monthly basis pursuant to the Lease Agreement, the Collection Period that immediately precedes such Repayment Date or (ii) if Lease Rental

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Amounts are payable on a quarterly basis pursuant to the Lease Agreement, the Collection Period during which the immediately preceding Lease Rental Payment Date falls; and

(c)	in relation to the Final Repayment Date, the Final Collection Period.

Cost of Funds means, in relation to any Lender and any applicable period for the Advance or an Unpaid Sum, the per annum rate of interest notified by the Facility Agent to the Borrower as representing the actual cost to such Lender (net of the Liquidity Costs Margin) of funding from whatever sources it may select (acting reasonably) its participation in the Advance or such Unpaid Sum for such period.

Cross Default Event means the default (subject to any applicable grace period) by any Obligor (other than a failure to perform obligations under paragraph 9 (subject to paragraph 9(d)(iv)) of Schedule 4 (Aircraft Covenants) of this Agreement or any Other Loan Agreement) in the performance of any obligation in respect of indebtedness for Borrowed Money in an aggregate amount of US$10,000,000 (ten million Dollars) or more (or the equivalent thereof in any other currency) which the Facility Agent (acting on the instructions of all of the Lenders) shall have declared to be a Cross Default Event by written notice to the Borrower.

Cut-Off Date means the date that falls twenty (20) Business Days after the Drawdown Date.

Debt Service Amount means, in relation to any Repayment Date, an amount in Dollars equal to the aggregate of (a) the amount of interest on the Advance that the Borrower is required to pay on such Repayment Date pursuant to Clause 4 and (b) the amount of the instalment of the Advance that the Borrower is required to repay on such Repayment Date pursuant to Clause 6.

Default Interest Period has the meaning ascribed thereto in Clause 12.1.

Default Rate has the meaning ascribed thereto in Clause 12.2.

Deregistration Power of Attorney means any de-registration power of attorney relating to the Aircraft executed from time to time by the Lessee in favour of the Borrower and/or the Security Trustee or by the Borrower in favour of the Security Trustee (which must be in form and substance satisfactory to the Security Trustee, acting reasonably).

Dollars and US$ means the lawful currency of the United States of America.

Drawdown Date means 14 November 2012 (which date is a Business Day).

Drawdown Notice means a notice from the Borrower substantially in the form set out in Schedule 9 (Form of Drawdown Notice) or in such other form as may be agreed by the Borrower and the Facility Agent.

Engines means, together, (a) the engines for the Aircraft specified in Schedule 1 (Aircraft) (in each case whether or not installed on the Airframe and for so long as title to such engine is vested in the Borrower) and (b) any other engine relating to the Airframe (whether or not installed) in respect of which title is vested in the Borrower, including in each case all Parts relating to such engine (each, an Engine).

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Engine Manufacturer means the person specified as the manufacturer of the Engines in Schedule 1 (Aircraft).

Engine Support Agreement means any agreement for the care, condition and/or maintenance of any Engine entered into from time to time between the Borrower (and/or the Servicer), the Engine Manufacturer (or any other service provider with respect to such Engine) and/or any other person.

Event of Default means any of the events or circumstances specified in Clause 11.1.

Excepted Property means all of the right, title and interest (present and future, actual and contingent) of any Obligor and/or the Lessee in and to:

(a)	all proceeds of liability insurance and/or reinsurance relating to the Aircraft;

(b)	any payments of insurance and/or reinsurance proceeds in respect of the Aircraft under a policy which is separately acquired and paid for by such Obligor or the Lessee which is in addition to the Insurances (to the extent that such Obligor or the Lessee, as the case may be, is not prohibited by the terms of this Agreement or the Lease Agreement, as the case may be, from acquiring such a policy);

(c)	all ancillary rights in respect thereof, including the right to enforce and collect the same and all proceeds resulting or arising therefrom; and

(d)	any and all indemnity payments that may from time to time be payable to such Obligor for its own account pursuant to any Lease Document.

Existing Lender has the meaning ascribed thereto in Clause 31.3.

Expenses means the aggregate at any relevant time (to the extent that the same have not been received or recovered by any Finance Party or any Receiver) of:

(a)	all losses, liabilities, costs, charges, expenses and outgoings of whatever nature (including, without limitation, Taxes, stamp duties, registration fees, legal fees and insurance premiums) suffered, incurred or paid by any Finance Party or any Receiver in connection with the transactions contemplated by the Transaction Documents; and

(b)	interest on all such losses, liabilities, costs, charges, expenses and outgoings from the date on which the same were suffered, incurred or paid by any Finance Party or any Receiver until the date of receipt or recovery (whether before or after judgment) at the Default Rate for the applicable period.

Facility means the secured commercial loan facility granted to the Borrower pursuant to Clause 2.1.

Fee Letters means, together, the Liquidity Costs Letter Agreement (which regulates the commitment fee) and any other fee letter pursuant to which the Parent, the Borrower or any other person agrees to make a payment to any Finance Party (or any Affiliate thereof) of any Fees in relation to the financing of the Aircraft (each, a Fee Letter).

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Fees means the commitment fee or any other fee payable by the Parent, the Borrower or any other person to any Finance Party pursuant to or in relation to the transactions contemplated by the Transaction Documents, in each case only as expressly contemplated by the Fee Letters.

Final Repayment Date means 14 November 2018 provided that if such date is not a Business Day, it shall be the next succeeding Business Day.

Finance Parties means, together, the Lenders, the Facility Agent, the Security Trustee and the ISDA Counterparty (each, a Finance Party).

Finance Party Lien means any Lien to the extent the same arises in respect of (a) a debt, liability or other obligation (whether financial or otherwise) of any Finance Party (other than any such Lien created pursuant to the Transaction Documents), (b) any breach by any Finance Party of its express obligations under any Transaction Document or (c) any act or omission of any Finance Party not related to the Transaction Documents (but in the case of (a), (b) and (c) above, excluding any Lien to the extent the same arises as a result of any act, omission, default or misrepresentation or the gross negligence or wilful misconduct of any Obligor).

First Supplemental Principal Payment has the meaning ascribed thereto in the Interim Period Letter Agreement.

Fly Group Companies means, together, the Parent, the Obligors and their respective Affiliates (each, a Fly Group Company).

GAHF means Global Aviation Holdings Fund Limited, an exempted company incorporated and existing under the laws of the Cayman Islands.

German Law Account Security Agreement 1 means the German law first priority pledge agreement (Kontoverpfändung) relating to the Lease Security Account dated on or before the Drawdown Date and entered into between the Borrower, the Initial Lender and the Security Trustee.

German Law Account Security Agreement 2 means the German law first priority pledge agreement (Kontoverpfändung) relating to the Collection Account dated on or before the Drawdown Date and entered into between the Shareholder, the Initial Lender and the Security Trustee.

Governmental Authority means (a) any national government, political sub-division thereof, or local jurisdiction therein whether de facto or de jure and/or (b) any board, commission, department, division, organ, instrumentality, court or agency thereof, howsoever constituted and/or (c) any association, organisation or institution of which any entity mentioned in (a) or (b) above is a member or who is controlled directly or indirectly thereby (and for these purposes “control” shall mean the power to direct its management and its policies whether through the ownership of voting capital, by contract or otherwise).

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IDERA means any irrevocable de-registration and export request authorisation relating to the Aircraft issued from time to time by the Lessee in favour of the Borrower or the Security Trustee or by the Borrower in favour of the Security Trustee, in each case for the purposes of the Cape Town Convention (which must be in form and substance satisfactory to the Security Trustee, acting reasonably).

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Illegality Event means the occurrence of any of the following events or circumstances:

(a)	it becomes unlawful or impossible without breaching any applicable law (i) for any Obligor to perform any of its obligations under any Transaction Document to which it is a party or (ii) for any Finance Party to exercise any of its rights or powers in relation to any Obligor under any Transaction Document to which it is a party; or

(b)	it becomes unlawful or impossible without breaching any applicable law for any Lender to fund, maintain or give effect to its obligations with respect to the Facility or the Advance; or

(c)	all or any material part of any Transaction Document to which any Obligor is a party becomes void, illegal, invalid, unenforceable or of limited force and effect in respect of the performance by such Obligor of any obligation thereunder; or

(d)	any Lien constituted by any Security Document or the indebtedness secured thereby (i) ceases to constitute a valid, effective and enforceable Lien in relation to the property secured thereby, (ii) is or becomes deemed under applicable law discharged (other than by payment), varied or deferred or (iii) loses any stated or applicable priority and (in each such case) such event, in the opinion of the Facility Agent (acting on the instructions of an Instructing Group, acting reasonably), has a material adverse effect on the interests, rights or position of any Finance Party under any Transaction Document; or

(e)	any Authorisation required in relation to any Obligor by applicable law for the validity or legality of any Transaction Document to which any Obligor is a party or the performance thereof by any Obligor is withdrawn or ceases, for any reason, to be in full force and effect or is not renewed or obtained when required and such event, in the opinion of the Facility Agent (acting on the instructions of the Instructing Group, acting reasonably), has or might have a material adverse effect on the interests, rights or position of any Finance Party under any Transaction Document, unless, in each case, such event or circumstance is or occurs as a result of an Event of Default.

Increased Costs has the meaning ascribed thereto in Clause 16.3.

Indemnitee has the meaning ascribed thereto in Clause 14.1.

Initial Lease Agreement means the current lease agreement for the Aircraft, as specified in Schedule 1 (Aircraft).

Initial Lessee means the person that is the current lessee of the Aircraft, as specified in Schedule 1 (Aircraft).

Insolvency Event means the occurrence (or the potential occurrence) of any Event of Default under Clauses 11.1(g) to (k) inclusive.

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Instructing Group means:

(a)	if the Advance is not then outstanding, a Lender or Lenders whose Commitments aggregate more than sixty six point six six per cent. (66.66%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than sixty six point six six per cent. (66.66%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participation in the Advance then outstanding aggregate more than sixty six point six six per cent. (66.66%) of the amount of the Advance.

Insurance Proceeds means any and all amounts payable in consequence of any claim under the Insurances.

Insurances means any and all policies and contracts of insurance and/or reinsurance (except to the extent relating to Excepted Property) from time to time maintained or required to be maintained in relation to the Aircraft or any part thereof in accordance with the terms of the Lease Agreement and/or this Agreement.

Interest Period means each period for the calculation of interest in relation to the Advance, as determined pursuant to Clause 4.3.

Interim Period Letter Agreement means the letter agreement relating to the interim arrangements for the Original Facility dated of even date herewith and entered into between, inter alios, the Borrower, the Original Borrower and Norddeutsche Landesbank Girozentrale.

Intra-Group Loan means any loan, profit participation or other funding arrangement between any Fly Group Company and the Borrower, subject always to the provisions of paragraph 24 of Part A of Schedule 2 (Covenants).

Irish Group Companies means, together, (a) Temple Aviation Holdings Limited, the Original Borrower, Caledonian Aviation Holdings Limited, the Shareholder, the Borrower, each Other Borrower, any Irish-incorporated Affiliate of any such company from time to time (other than the Parent) and (b) any Irish Related Company from time to time (each, an Irish Group Company).

Irish Related Company means, in relation to any person specified in paragraph (a) of the definition of “Irish Group Companies”, any company that is a “related company” to any such person within the meaning of section 4 of the Irish Companies (Amendment) Act 1990.

ISDA Agreement means any ISDA Master Agreement entered into from time to time between the Borrower and the ISDA Counterparty.

ISDA Counterparty means Norddeutsche Landesbank Girozentrale.

ISDA Documents means, together, the ISDA Agreement and all schedules, confirmations and the documents from time to time entered into pursuant thereto or in connection therewith (each, an ISDA Document).

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L/C Issuer means any person that issues or confirms a Letter of Credit from time to time.

Lease Agreement means, as the context may require, the Initial Lease Agreement or a Subsequent Lease Agreement.

Lease Documents means, together, the Lease Agreement, any Authority Letter, any IDERA, any Deregistration Power of Attorney, any Lessee Security Agreement, any Letter of Credit, any Lease Guarantee, any Deregistration Power of Attorney, any Servicing Agreement, all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Borrower and the Security Trustee (each, a Lease Document).

Lease Event of Default has the meaning ascribed to the term “Event of Default” (or to any similar or analogous term) in the Lease Agreement (to the extent not remedied and/or waived in accordance with the terms of the Lease Agreement and this Agreement).

Lease Guarantee means any guarantee or similar instrument (other than a Letter of Credit) executed from time to time in support of the Lessee’s obligations under the Lease Agreement.

Lease Guarantor means any person that provides a Lease Guarantee from time to time.

Lease Maintenance Reserve Account means the Dollar denominated account of the Borrower held with the relevant Account Bank that is specified as such in the Interim Period Letter Agreement or such other account as the Borrower and the Security Trustee may from time to time designate in writing.

Lease Maintenance Reserve Amounts means all amounts of any maintenance reserves or maintenance adjustment (or any other payment of a similar type) paid or payable from time to time by the Lessee pursuant to the Lease Agreement and/or the proceeds of any related Letter of Credit.

Lease Period has the meaning ascribed thereto (or to any similar or analogous term) in the Lease Agreement.

Lease Rental Account means the Dollar denominated account of the Borrower held with the relevant Account Bank that is specified as such in the Interim Period Letter Agreement or such other account as the Borrower and the Security Trustee may from time to time designate in writing.

Lease Rental Amounts means all amounts of scheduled rental paid or payable (as the context may require) from time to time by the Lessee pursuant to the Lease Agreement (excluding scheduled maintenance reserve payments).

Lease Rental Collection Account means the account of the Shareholder with account number [            ] and held with the relevant Account Bank or such other account as the Borrower and the Security Trustee may from time to time designate in writing;

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Lease Rental Payment Date means each date upon which Lease Rental Amounts are scheduled to be paid by the Lessee pursuant to the Lease Agreement.

Lease Security Account means the Dollar denominated account of the Borrower held with the relevant Account Bank that is specified as such in the Interim Period Letter Agreement or such other account as the Borrower and the Security Trustee may from time to time designate in writing.

Lease Security Amounts means all amounts of any security deposit (or any other payment of a similar type) paid or payable from time to time by the Lessee pursuant to the Lease Agreement and/or the proceeds of any related Letter of Credit.

Lease Termination Insurance Amount means any amount paid or payable (as the context may require) by the Lessee with respect to the occurrence of a Total Loss pursuant to the Lease Agreement (including, without limitation, the Agreed Value).

Lenders means, together (and for so long as such person has a participation in the Advance), the Initial Lender and its and any subsequent Transferees (each, a Lender).

Lending Office means (a) in relation to the Initial Lender, its office at the address specified in Clause 33, (b) in relation to any other Lender, its office at the address specified in the Transfer Certificate whereby such Lender becomes a Party or (c) in the case of any Lender, such other office or offices as it may from time to time notify to the Facility Agent and the Borrower.

Lessee means, as the context may require, the Initial Lessee or a Subsequent Lessee.

Lessee Security Agreement means any security assignment relating to, inter alia, the Insurances and the Requisition Compensation entered into from time to time between the Lessee and the Borrower.

Letter of Credit means any letter of credit issued from time to time in support of the Lessee’s obligations under the Lease Agreement.

LIBOR means, in relation to any amount denominated in Dollars or any other currency on which interest for a given period is to accrue, the applicable Screen Rate at 11.00 a.m. on the applicable Quotation Day for the offering of deposits in Dollars or such other currency for a period comparable to the relevant period of the relevant amount.

Lien means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind or any other right, agreement or arrangement having a similar effect (including without limitation title transfer and/or retention arrangements and rights of possession or detention).

Liquidity Costs means, in relation to each Lender at any time, the cost to that Lender of funding (and maintaining the funding of) its participation in the Advance at such time.

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Liquidity Costs Letter Agreement means the letter agreement relating to the Liquidity Costs (and the liquidity costs applicable to the funding of each Other Advance) to be entered into on the date of this Agreement between the Parent, the Borrower, each Other Borrower, the Initial Lender and the Facility Agent.

Liquidity Costs Margin means the interest rate (expressed as a percentage rate per annum) that represents the Liquidity Costs, which interest rate will be specified in the Liquidity Costs Letter Agreement (or as otherwise agreed in writing by the Borrower and the Facility Agent from time to time).

Loan Documents means, together, this Agreement, the Collateral Agreement, the Fee Letters, the Liquidity Costs Letter Agreement, all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Borrower and the Security Trustee (each, a Loan Document).

Local Law Aircraft Mortgage means the first priority Lien relating to the Aircraft (governed by the laws of the State of Registration as at the Drawdown Date) dated on or before the Drawdown Date and entered into between the Borrower and the Security Trustee (and, if required by such laws, the Lenders).

Losses means any Expenses, interest, fees, payments, demands, claims, penalties, fines, damages, adverse judgements, orders or other monetary sanctions but excludes Taxes.

Margin means the percentage rate per annum that is the sum of the Commercial Margin and the Liquidity Costs Margin.

Market Lease Rate means, in relation to any proposed Permitted Lease Agreement and at any time of determination, the “Monthly Market Lease Rate” for the Aircraft generated by a desktop “Enquiry Search” with Ascend Worldwide Limited for a “Generic Valuation” with respect to the Aircraft at the relevant time.

Monthly Report means a report in substantially the form set out in Schedule 6 (Form of Monthly Report).

Net Sale Proceeds means the amount actually received by an Obligor, the Security Trustee, a Receiver or any other person on its behalf (including, without limitation, the Servicer) in relation to a sale or other disposal of the Aircraft, comprising:

(a)	any amount received from a purchaser of the Aircraft after deducting:

(i)

the costs and expenses in connection with such sale or other disposal (including, without limitation, Taxes, broker’s commissions, redelivery costs, marketing expenses, reconfiguration and maintenance expenses, legal costs, storage, insurance, registration fees and any other Expenses, in each case incurred pursuant to the terms of the sale or other disposal of the Aircraft) provided that the costs and expenses that can be deducted are limited to an amount of two hundred thousand Dollars (US$200,000) (or such higher amount as the Facility Agent may (acting reasonably) agree in writing) with respect to all costs and expenses incurred by or on behalf of an Obligor in relation to any

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sale or other disposal of the Aircraft (excluding any fee payable to the Servicer pursuant to the Servicing Agreement in relation to any sale or other disposal of the Aircraft); and

(ii)	the fee payable to the Servicer in relation to any sale of the Aircraft pursuant to section 2 of the Servicing Agreement (being an amount equal to one point five per cent. (1.5%) of the applicable gross sale proceeds); and

(b)	any amount (such as maintenance reserves or a security deposit) retained or received in connection with such sale or other disposal and not transferred (or transferable) to a purchaser of the Aircraft or any other person (whether as a result of set-off, payment netting, invoicing and/or other arrangements).

New Lender has the meaning ascribed thereto in Clause 31.3.

New York Law Account Security Agreement 1 means the New York law first priority security agreement relating to the Lease Rental Account and the Lease Maintenance Reserve Account dated on or before the Drawdown Date and entered into between the Borrower and the Security Trustee.

New York Law Account Security Agreement 2 means the New York first priority security agreement relating to the Lease Rental Collection Account dated on or before the Drawdown Date and entered into between the Shareholder and the Security Trustee.

New York Law Aircraft Mortgage means the New York law mortgage relating to the Aircraft dated on or before the Drawdown Date and entered into between the Borrower and the Security Trustee.

Obligors means, together, the Borrower, the Shareholder, GAHF and each other person designated as such in writing by the Borrower and the Facility Agent (each, an Obligor).

Original Advance means the outstanding principal amount of the Advance (as defined in the Original Loan Agreement) for the Aircraft at the Drawdown Date, immediately prior to the making of the Advance and after repayment of the final scheduled principal instalment with respect thereto on the Drawdown Date pursuant to the Original Loan Agreement.

Original Borrower means GAHF (Ireland) Limited, a private limited company incorporated and existing under the laws of Ireland with company registration number 414680.

Original Event of Default has the meaning ascribed to the term “Event of Default” in the Original Loan Agreement.

Original Facility means the secured commercial loan facility relating to, inter alia, the Aircraft granted by Norddeutsche Landesbank Girozentrale to the Original Borrower pursuant to the Original Loan Agreement.

Original Indebtedness means any and all amounts (principal, interest, breakage costs and any other amounts) due and payable (or becoming due and payable) pursuant to the Original Loan Agreement with respect to the Original Facility (to the extent relating to the Original Advance).

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Original Loan Agreement means the loan agreement relating to the Portfolio Aircraft dated 14 November 2007 and entered into between, inter alios, the Borrower, the Original Borrower and Norddeutsche Landesbank Girozentrale.

Original Transaction Documents has the meaning ascribed to the term “Transaction Documents” in the Original Loan Agreement.

Other Advance has the meaning ascribed to the term “Advance” in each Other Loan Agreement.

Other Aircraft means each of the aircraft (other than the Aircraft) listed in Schedule 1 (Aircraft).

Other Borrower means, in relation to an Other Aircraft, the person specified as the “Owner” of such Other Aircraft in Schedule 1 (Aircraft).

Other Event of Default has the meaning ascribed to the term “Event of Default” in each Other Loan Agreement.

Other Finance Party has the meaning ascribed to the term “Finance Party” in each Other Loan Agreement.

Other Loan Agreement means, in relation to an Other Aircraft, the loan agreement relating to such Other Aircraft dated of even date herewith and entered into between the Other Borrower for such Other Aircraft, the Initial Lender, the Facility Agent and the Security Trustee.

Other Obligor has the meaning ascribed to the term “Obligor” in each Other Loan Agreement.

Other Transaction Documents has the meaning ascribed to the term “Transaction Documents” in each Other Loan Agreement.

Parent means Fly Leasing Limited, a limited liability company incorporated and existing under the laws of Bermuda.

Part has the meaning ascribed thereto in the Lease Agreement.

Parties means, together, the parties from time to time to this Agreement (each, a Party).

Permitted Lease Agreement means:

(a)	any lease agreement for the Aircraft (other than the Initial Lease Agreement) that satisfies the following requirements (as confirmed in writing by each Representative):

(i)	the lessor and owner of the Aircraft is the Borrower (or a wholly-owned Subsidiary of the Borrower or a trust in relation to which the Borrower is the sole beneficiary);

(ii)	the lessee and operator of the Aircraft is a Permitted Lessee;

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(iii)	the proposed leasing of the Aircraft pursuant to such lease agreement is in accordance with (and does not cause any breach of) the requirements set out in Schedule 5 (Leasing Criteria);

(iv)	such lease agreement (and the position of the Finance Parties with respect to any collateral or other security granted (or to be granted) in the context of such lease agreement) is in form and substance satisfactory to the Security Trustee (acting reasonably); and

(v)	the lease rental amounts payable pursuant to such lease agreement:

(A)	must be payable in advance (if the frequency of payment of lease rental amounts pursuant to such lease agreement is quarterly); and

(B)	(expressed as a monthly figure if payable otherwise than on a monthly basis) must be equal to:

(x)	if the leasing of the Aircraft pursuant to the Initial Lease Agreement is extended (in relation to which the provisions of paragraph 13 of Schedule 4 (Aircraft Covenants) apply), at least ninety five per cent. (95%) of the then applicable Market Lease Rate; or

(y)	if the leasing of the Aircraft pursuant to the Initial Lease Agreement is not extended, in the case of the first such lease agreement after the Initial Lease Agreement, at least ninety per cent. (90%) of the then applicable Market Lease Rate and (ii) in the case of any other such lease agreement, at least ninety five per cent. (95%) of the then applicable Market Lease Rate; or

(b)	any other lease agreement for the Aircraft (other than the Initial Lease Agreement) that is approved in writing by the Security Trustee (such approval not to be unreasonably withheld).

Permitted Lessee means any person that satisfies the following requirements (as confirmed in writing by each Representative);

(a)	it is an Approved Lessee or any other person approved in writing by the Security Trustee;

(b)	it has all applicable current and valid Authorisations for operation of the Aircraft and for operation as a commercial passenger airline (as required in the proposed State of Registration, the proposed habitual base for the Aircraft and the jurisdiction of the proposed operator); and

(c)	it is not subject to any bankruptcy, insolvency or similar proceedings in any jurisdiction at the time of execution of the proposed Permitted Lease Agreement or (other than proceedings under Chapter 11 of the United States Bankruptcy Code that start after the time of execution of the proposed Permitted Lease Agreement and are continuing at the relevant time) at the time of commencement of the leasing of the Aircraft pursuant to the proposed Permitted Lease Agreement.

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Permitted Liens means any of the following:

(a)	Liens expressly permitted by or constituted by any of the Transaction Documents;

(b)	airports’, air navigation authorities’, airport hanger keepers’, materialmen’s, mechanics’, workmen’s repairmen’s, employees’ or other like Liens arising in the ordinary course of business by statute or by operation of applicable law securing amounts, which are not overdue or which are being contested in good faith by appropriate proceedings (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(c)	Liens for taxes (including fees or charges of any airport or air navigation authority) not yet assessed or if assessed either not yet due and payable or if due and payable being contested in good faith by appropriate proceedings (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(d)	Liens arising out of judgements or awards with respect to which an appeal or proceeding for review is being prosecuted in good faith (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(e)	salvage or similar rights of insurers under the Insurances;

(f)	any other Lien created with the prior written consent of a Representative; and

(g)	any Finance Party Lien.

Portfolio Aircraft means, together, the Aircraft and the Other Aircraft.

Prepayment Date means:

(a)	in relation to any Prepayment Event referred to in paragraph (a) of the definition thereof:

(i)	before the occurrence of an Event of Default that is continuing, the Repayment Date that next succeeds the date on which such Prepayment Event occurs (or, if the Prepayment Event occurs on a Repayment Date, such Repayment Date); and

(ii)

after the occurrence of an Event of Default that is continuing, either (A) if an Event of Default is continuing on the date on which such Prepayment Event occurs, such date or (B) if an Event of Default is not continuing on the date on which such Prepayment Event occurs but does occur and is continuing at any time thereafter, any date

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specified by the Facility Agent (which must be a date (including a Repayment Date) that falls on or after the date upon which the Event of Default occurs and is continuing);

(b)	in relation to any Prepayment Event referred to in paragraph (b) of the definition thereof:

(i)	before the occurrence of an Event of Default that is continuing, the Repayment Date that next succeeds the date on which the relevant payment becomes due (or, if the relevant payment becomes due on a Repayment Date, such Repayment Date); and

(ii)	after the occurrence of an Event of Default that is continuing, either (A) if an Event of Default is continuing on the date on which the relevant payment becomes due, such date or (B) if an Event of Default is not continuing on the date on which the relevant payment becomes due but does occur and is continuing at any time thereafter, any date specified by the Facility Agent (which must be a date (including a Repayment Date) that falls on or after the date upon which the Event of Default occurs and is continuing); and

(c)	in relation to any Prepayment Event referred to in paragraph (c) of the definition thereof, the date on which the relevant refinancing takes effect (subject to the provisions of paragraph 10 of Schedule 4 (Aircraft Covenants)).

Prepayment Event means the occurrence of any of the following events after the Drawdown Date:

(a)	the Borrower (or the Servicer or any other person on its behalf) completes any sale of the Aircraft to any person;

(b)	the Lessee becomes obliged to pay any Lease Termination Insurance Amount pursuant to the Lease Agreement (or the insurers or reinsurers of the Aircraft pay any Total Loss Proceeds); or

(c)	there occurs any Refinancing Event.

Proceeds means any Net Sale Proceeds, any Insurance Proceeds, any Lease Termination Insurance Amount, any Refinancing Proceeds, any Lease Rental Amounts, any Lease Security Amounts, any Lease Maintenance Reserve Amounts, any Warranty Proceeds, any Requisition Compensation and any other amounts received by any Party or a Receiver pursuant to any Transaction Document whether or not by reason of the exercise of their respective powers thereunder or with respect thereto or otherwise.

Qualifying Lender means a Lender which is beneficially entitled to the interest payable to that Lender in relation to the Advance pursuant to this Agreement and:

(a)	which is a bank licensed pursuant to Section 9 of the Central Bank Act, 1971 to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the Taxes Consolidation Act, 1997 (the TCA)) and whose Lending Office is located in Ireland; or

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(b)	which is a building society (as defined for the purposes of Section 256(1) of the TCA) and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and whose Lending Office is located in Ireland; or

(c)	which is an authorised credit institution under the terms of Directive 2006/48/EC and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is recognised by the Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and whose Lending Office is located in Ireland; or

(d)	which is a company (within the meaning of Section 4 of the TCA);

(i)	which, by virtue of the law of a Relevant Territory is resident in the Relevant Territory for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or

(ii)	in receipt of interest which:

(X)	is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(Y)	would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date;

provided that, in the case of both (i) and (ii) above, such company does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(e)	which is a U.S. corporation that is incorporated in the U.S.A. and is subject to U.S. federal income tax on its worldwide income provided that such U.S. corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(f)	which is a U.S. LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in (d) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(g)	which is a company (within the meaning of Section 4 of the TCA);

(i)	which advances money in the ordinary course of a trade which includes the lending of money;

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(ii)	in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company;

(iii)	which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; and

(iv)	whose Lending Office is located in Ireland; or

(h)	which is a qualifying company (within the meaning of section 110 of the TCA) and whose Lending Office is located in Ireland; or

(i)	which is an investment undertaking (within the meaning of Section 739B of the TCA) and whose Lending Office is located in Ireland; or

(j)	which is a Treaty Lender.

Quotation Day means, in relation to any period for which an interest rate is to be determined, the date falling two (2) London Business Days before the first day of that period (or such other date as may be agreed between the Borrower and the Facility Agent), unless market practice differs in the London interbank market for a currency, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if market practice provides that quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

Receiver means and includes any administrative receiver and any other receiver and/or manager of the whole or any part of the undertaking and/or assets of the relevant security provider appointed under any of the Trust Documents (and whether acting as agent for the relevant security provider or otherwise).

Recourse Event of Default means any Event of Default under Clause 11.1(d).

Recourse Obligations means any obligation of:

(a)	the Borrower under:

(i)	Clause 21 (Subordination);

(ii)	any of paragraphs 5 (No prejudice to interests), 8 (Amendments to Transaction Documents), 11 (Negative pledge), 13 (No other business), 14 (No other liabilities) and 20 (Hedging) of Part A of Schedule 3 (Covenants); or

(iii)	any of paragraphs 1 (Aircraft leasing), 2 (Aircraft operation), 3 (Lease Documents and Transaction Documents) (other than paragraph 3(a)), 4 (Lease Events of Default and lease termination), 8 (Servicer), 9 (Remarketing) and 10 (Aircraft sale and refinancing) of Schedule 4 (Aircraft Covenants);

(b)	the Shareholder under:

(i)	Clause 21 (Subordination); or

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(ii)	any of paragraphs 4 (No prejudice to interests), 7 (Amendments to Transaction Documents), 9 (Negative pledge) and 10 (Ownership) of Part B of Schedule 3 (Covenants); or

(c)	BBAM LLC or BBAM Aviation Services Limited under clause 9 of the Collateral Agreement,

in each case to the extent that breach of such obligation cannot be caused by acts or omissions of persons other than any Obligor.

Refinancing Event means that the Borrower (or any other person on its behalf) refinances the Aircraft and/or the Advance at any time after the Drawdown Date with any person(s).

Refinancing Proceeds means, if there occurs any Refinancing Event, the total amount borrowed or raised by the Borrower (or any other person on its behalf) with respect to the relevant refinancing of the Aircraft.

Refund Event has the meaning ascribed thereto in the Liquidity Costs Letter Agreement.

Relevant Accounting Standard means (a) in relation to each Obligor, generally accepted accounting principles in the United States of America or its jurisdiction of incorporation, (b) in relation to the Lessee, the accounting standard that is specified in the Lease Agreement and (c) in relation to any such person, the international financial reporting standards promulgated by the International Accounting Standards Board.

Relevant Lessee Event means the occurrence of any of the following events or circumstances in relation to an Approved Lessee at any time:

(a)	that the Facility Agent is of the opinion (acting on the instructions of all of the Lenders, acting reasonably) that the financial condition of such Approved Lessee has deteriorated materially (compared against its financial condition as at the date of this Agreement);

(b)	that such Approved Lessee is “blacklisted” by its inclusion in the list of air carriers subject to an operating ban within the European Community (as established by Regulation (EC) No. 2/11/2005 of the EU Parliament and Council) that is published from time to time under Regulation (EC) No. 474/2006 of the European Commission (as amended by Regulation (EU) No. 390/2011 of the European Commission);

(c)	any Change in Law in the jurisdiction in which the Aircraft would be registered (if it were to be leased to and operated by such Approved Lessee) that has (or is likely to have) a material adverse effect on the right, title, interests and/or position of financiers in the context of secured aviation financing transactions; or

(d)	that any Finance Party would be in breach of any applicable law if the Aircraft were to be (i) leased to, or operated by, such Approved Lessee or (ii) registered in the applicable jurisdiction.

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Relevant Payment Obligations means the obligations of the Borrower (a) to pay interest on the Advance pursuant to Clause 4 and (b) to repay the instalments of the Advance pursuant to Clause 6.

Relevant Persons means, together, the Obligors, the Servicer, the Lessee, any L/C Issuer, any Lease Guarantor, the Airframe Manufacturer and the Engine Manufacturer (each, a Relevant Person).

Relevant Territory means:

(a)	a member state of the European Union (other than Ireland); or

(b)	to the extent not a member state of the European Union, a jurisdiction that has a double taxation agreement with Ireland, which agreement either has the force of law by virtue of Section 826(1) of the TCA or will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

Remarketing Appointment Date means, in relation to any Remarketing Event, the date upon which the leasing of the Aircraft pursuant to the Lease Agreement terminates.

Remarketing Event means any termination of the leasing of the Aircraft pursuant to the Lease Agreement (other than as a result of the occurrence of a Total Loss) after the Drawdown Date.

Remarketing Period means, in relation to any Remarketing Event, the period that starts on (and includes) the applicable Remarketing Appointment Date and ends on (but excludes) the earlier of (i) the date that falls twenty-four (24) months after the applicable Remarketing Appointment Date, (ii) the date (if any) upon which there occurs any Event of Default (subject to the provisions of paragraph 9(d) of Schedule 4 (Aircraft Covenants)) and (iii) the date (if any) upon which the Aircraft is successfully remarketed.

Repayment Dates means 14 December 2012 and each of the dates thereafter falling at succeeding intervals of one (1) month to and including the Final Repayment Date provided that if any such date is not a Business Day, the relevant Repayment Date shall be the next succeeding Business Day (each, a Repayment Date).

Representatives means, together, the Facility Agent and the Security Trustee (each, a Representative).

Requisition Compensation means all moneys and other compensation from time to time payable in respect of any Compulsory Acquisition.

Screen Rate means, in relation to LIBOR and any period in relation thereto, the British Bankers’ Association Interest Settlement Rate for the relevant currency and for the relevant period displayed on the appropriate page of the Reuters screen (being currently page “LIBOR01”). If no such page or service is available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Lenders and (prior to the occurrence of an Event of Default that is continuing) the Borrower.

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Second Supplemental Principal Payment has the meaning ascribed thereto in the Interim Period Letter Agreement.

Secured Obligations means (a) any and all moneys and financial liabilities which are (or which are expressed to be) at the Drawdown Date or at any time thereafter due, owing or payable by any Obligor or any Other Obligor to any Finance Party or any Other Finance Party in any currency, actually or contingently, with another or others, as principal or surety, on any account whatsoever under or in relation to any Transaction Document or any Other Transaction Document, including as a consequence of any breach, non-performance, disclaimer or repudiation by any Obligor or any Other Obligor (or by a liquidator, receiver, administrative receiver, administrator or any similar officer in respect of such Obligor or such Other Obligor) of any of such Obligor’s or such Other Obligor’s obligations under or in relation to any Transaction Document or any Other Transaction Document, and (b) any and all obligations which are (or which are expressed to be) at the Drawdown Date or at any time thereafter to be performed by any Obligor or any Other Obligor in favour of any Finance Party or any Other Finance Party under or in relation to any Transaction Document or any Other Transaction Document (and any and all such moneys, liabilities and obligations of any Obligor or any Other Obligor shall form part of the Secured Obligations (i) whether or not such Obligor or such Other Obligor is personally liable for the same and whether or not any recourse may be had with respect thereto against such Obligor or such Other Obligor and/or its assets and (ii) (without limiting the foregoing) notwithstanding the limited recourse provisions of Clause 34 and clause 34 of each Other Loan Agreement).

Security Documents means, together, the Share Security Agreement, the Aircraft Mortgages, the Borrower Security Agreement, the Account Security Agreements, Control Agreement 1, Control Agreement 2, any Lessee Security Agreement, each other document executed by any Obligor, the Lessee or any other person in favour of any Finance Party (directly or indirectly) so as to provide security for the Secured Obligations and each other document designated as such in writing by the Borrower and the Security Trustee (each, a Security Document).

Security Period means the period commencing on the Drawdown Date and terminating on the date upon which all of the Secured Obligations have been discharged.

Servicer means:

(a)	together, BBAM LLC and BBAM Aviation Services Limited; and/or

(b)	such other person as may from time to time be appointed by the Borrower as servicer, lease manager and/or remarketing agent in relation to the Aircraft pursuant to a Servicing Agreement with the prior written consent of the Security Trustee (not to be unreasonably withheld or delayed).

Servicing Agreement means:

(a)	the servicing agreement relating to, inter alia, the Aircraft dated 14 October 2011 between the Servicer and Hobart Aviation Holdings Limited; and

(b)	any other servicing (or similar) agreement relating to the Aircraft entered into from time to time between the Servicer, the Borrower and/or any other person (which must be in form and substance satisfactory to the Security Trustee, acting reasonably).

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Share Security Agreement means the Irish law first priority mortgage relating to the entire share capital of the Borrower dated on or before the Drawdown Date and entered into between the Shareholder and the Security Trustee.

State of Registration means the state or territory in which the Aircraft is, in accordance with the terms of the Lease Agreement and this Agreement, registered from time to time.

Subsequent Lease Agreement means any Permitted Lease Agreement that is entered into in accordance with the requirements of this Agreement.

Subsequent Lessee means the lessee and operator of the Aircraft pursuant to a Subsequent Lease Agreement.

Subsequent Security Documents means, together, the Local Law Aircraft Mortgage and any acknowledgment of assignment that is required pursuant to the Borrower Security Agreement (each, a Subsequent Security Document).

Subsidiary means:

(a)	in relation to any company that is incorporated under the laws of England and Wales, a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)	in relation to any company or corporation that is not incorporated under the laws of England and Wales, a company or corporation:

(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(ii)	more than half the issued voting share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation under the laws of its jurisdiction of incorporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Taxes means all present and future taxes, levies, imposts, withholdings, deductions, duties or charges of any nature whatsoever, and wheresoever imposed or withheld, including (without limitation) value added tax or any other tax in respect of added value and any franchise, transfer, sales, use, business, occupation, excise, personal property, real property, stamp or other tax imposed by any national or regional taxing or fiscal authority or agency, together with any penalties, additions to tax, fines or interest thereon; and Tax and Taxation shall be construed accordingly.

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Technical Records has the meaning ascribed thereto (or to any similar or analogous term) in the Lease Agreement.

Total Commitments means the aggregate of the Commitments.

Total Loss has, in relation to the Aircraft or an Engine, the meaning ascribed thereto (or to any similar or analogous term) in the Lease Agreement.

Total Loss Proceeds means the Insurance Proceeds payable in respect of a Total Loss in relation to the Aircraft.

Transaction Documents means, together, the Loan Documents, the ISDA Documents, the Security Documents, the Lease Documents, all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Borrower and the Security Trustee (each, Transaction Document).

Transfer Certificate means a certificate substantially in the form set out in Schedule 10 (Form of Transfer Certificate) or in such other form as may be agreed by the Borrower and the Facility Agent.

Transferee means a person to whom a Lender assigns and/or transfers any or all of its rights and/or obligations under this Agreement and the other Transaction Documents to which it is a party upon and subject to the terms and conditions set out in Clause 31.

Treaty Lender means a Lender (other than a Lender falling within paragraph (d), (e) or (f) of the definition of Qualifying Lender) which is treated as a resident of a jurisdiction that has a double taxation agreement with Ireland, which agreement (a) makes provision for full exemption from tax imposed by Ireland on interest (subject to the completion of procedural formalities) and (b) has the force of law by virtue of Section 826(1) of the TCA.

Trust Documents means, together, the Security Documents and each other Transaction Document that forms part of the collateral under a Security Document (each, a Trust Document).

Trust Property means (a) the Trust Documents and the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee under or pursuant to the Trust Documents and (b) all Proceeds and any other moneys, property or other assets paid or transferred to or vested in the Security Trustee or received or recovered by the Security Trustee pursuant to, or in connection with, any of the Trust Documents.

Unpaid Sum has the meaning ascribed thereto in Clause 12.1.

Warranties means any and all warranties given by the Airframe Manufacturer, the Engine Manufacturer or any other person in relation to the Aircraft (including the Engines and the Parts).

Warranty Proceeds means the proceeds of all claims made under or any other monies paid in relation to any Warranties.

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1.2	Unless otherwise specified and except where the context otherwise requires, any reference in this Agreement to:

(a)	any person shall be construed so as to include its successors and permitted assigns and permitted transferees in accordance with their respective interests;

(b)	any document (including this Agreement and each other Transaction Document) shall be construed as a reference to such document as amended, restated, supplemented, varied or novated from time to time in accordance with its terms and to the extent that such document is at the relevant time in effect;

(c)	any provision of law shall be construed as a reference to that provision as amended, supplemented, varied, re-enacted, replaced or restated from time to time;

(d)	any applicable law includes, without limitation, (i) applicable laws, acts, codes, conventions, decrees, decree-laws, legislation, statutes, treaties and similar instruments, (ii) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal (or, if there is a right of appeal, such appeal is not prosecuted within the allowable time) and (iii) applicable directives, guidance, guidelines, notices, orders, regulations and rules of any Governmental Authority (whether or not having the force of law but with which, if not having the force of law, compliance is customary);

(e)	a Clause shall be construed as a reference to a clause of this Agreement;

(f)	continuing shall, in relation to an Event of Default or a Lease Event of Default, be construed as a reference to an Event of Default or a Lease Event of Default which has not been waived or remedied in accordance with the terms of this Agreement or of the Lease Agreement, as the case may be;

(g)	the equivalent on any date in one currency (the first currency) of an amount denominated in another currency (the second currency) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency for delivery on such date;

(h)	indebtedness means indebtedness for or in respect of money borrowed or any other obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day, provided that, if a period starts on

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the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (but without of itself changing the end day of any succeeding month) (and references to months shall be construed accordingly);

(j)	a person shall be construed as a reference to any association, company, corporation, firm, Governmental Authority, individual, joint venture, partnership (including any limited partnership and any limited liability partnership) or trust (in each case whether or not having separate legal personality);

(k)	repay (or any derivative form thereof) shall, subject to any contrary indication, be construed to include prepay (or, as the case may be, the corresponding derivative form thereof);

(l)	a Schedule shall be construed as a reference to a schedule to this Agreement;

(m)	a successor shall be construed so as to mean a successor in title of a person and any person who under the applicable laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such person or to which, under such laws or by agreement or otherwise, such rights and obligations have been transferred;

(n)	VAT shall be construed as a reference to value added tax or any other tax of a similar nature and any tax which replaces any such tax or is levied in addition to any such tax; and

(o)	the winding-up, dissolution, administration or re-organisation of a person shall be construed so as to include any equivalent or analogous proceedings under the applicable law of the jurisdiction in which such person is incorporated or formed or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, examination, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	Clause and Schedule headings shall be ignored in the interpretation of this Agreement.

1.4	Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

2	The Facility

2.1	The Lenders hereby grant to the Borrower, upon the terms and subject to the conditions hereof, a secured financing facility in relation to the Aircraft in an amount equal to the Available Amount to be utilised by way of the Advance as herein provided.

2.2	Each Lender will, subject to the provisions of this Agreement, participate in the Facility in the amount of its Commitment.

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2.3	The Borrower shall apply the Advance made or to be made to it in or towards the refinancing of the Original Advance but none of the Finance Parties shall be obliged to concern itself with any such application.

2.4	The obligations of the Lenders hereunder are several. The failure by a Lender to perform its obligations hereunder shall not relieve the Borrower or any other Lender from their respective obligations under this Agreement, nor shall any Finance Party (other than such Lender) be liable for the failure by such Lender to perform its obligations hereunder.

2.5	The rights of each Lender are several and any debt arising hereunder at any time from the Borrower to any of the other Parties shall be a separate and independent debt. Subject to the provisions of the other Transaction Documents, each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other Party (so that it shall not be necessary for any Party to be joined as an additional party in any proceedings for this purpose).

3	Advance

3.1	The Borrower must deliver and release the Drawdown Notice to the Facility Agent at or before 10.00 a.m. three (3) Business Days before the Drawdown Date (or such later time as the Facility Agent may agree). The Facility Agent shall deliver a copy of the executed Drawdown Notice to each Lender promptly upon receipt.

3.2	The Advance:

(a)	must be made by way of a single advance on the Drawdown Date;

(b)	must be made in Dollars; and

(c)	must be in an amount equal to the Available Amount.

3.3	The Parties hereby agree that, if the outstanding principal amount of the Original Advance on the Drawdown Date (immediately prior to the making of the Advance) is less than the Available Amount, the Available Amount (and, accordingly, the amount of the Advance) will be reduced to such lesser amount.

3.4	As conditions to the making of the Advance, the conditions precedent detailed in Part A of Schedule 8 (Conditions Precedent and Conditions Subsequent) shall have been satisfied (or waived or postponed) in accordance with the terms thereof.

3.5	If the conditions to the making of the Advance:

(a)	shall have been satisfied (or waived or postponed) in accordance with the provisions of Clause 3.4, the Lenders shall make the Advance pro rata to their Commitments on the Drawdown Date; or

(b)	shall not have been satisfied (or waived or postponed) in accordance with the provisions of Clause 3.4, the Facility shall be cancelled and the Commitments shall be cancelled and reduced to zero, in each case automatically and without further act on the Drawdown Date.

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3.6	Immediately upon the making of the Advance, the Commitments shall be cancelled and reduced to zero automatically and without further act on the Drawdown Date.

4	Interest

4.1	Interest shall accrue on the Advance during each Interest Period relating thereto at the Applicable Rate for such Interest Period.

4.2	Interest calculated as set out in Clause 4.1 shall be due and payable by the Borrower in arrear on the outstanding amount of the Advance from time to time on each Repayment Date, subject to the provisions of Schedule 11 (Principal and Interest Payments) and paragraph 9(d)(i) of Schedule 4 (Aircraft Covenants) and subject to clause 2.2 of the Collateral Agreement.

4.3	Each Interest Period shall start on (and include) the last day of the preceding Interest Period and end on (but exclude) the next succeeding Repayment Date provided that (i) the first Interest Period shall start on (and include) the Drawdown Date and end on (but exclude) the first Repayment Date and (ii) the final such Interest Period shall end on (but exclude) the Final Repayment Date.

4.4	The Applicable Rate shall be:

(a)	with respect to each Interest Period that has a duration of one (1) month, the per annum floating rate of interest that is the sum of LIBOR and the Margin; or

(b)	with respect to (A) each Interest Period that does not have a duration of one (1) month and (B) the first Interest Period if the Facility Agent does not receive the Drawdown Notice at or before 10.00 a.m. three (3) Business Days before the proposed Drawdown Date, the per annum floating rate of interest that is the sum of the Cost of Funds to each Lender for the Advance for such Interest Period and the Margin.

4.5	This Clause 4 is subject to the provisions of Clause 5, paragraph 9(d)(i) of Schedule 4 (Aircraft Covenants) and Schedule 11 (Principal and Interest Payments).

5	Market Disruption

5.1	If, in relation to all or part of the Advance or any Unpaid Sum:

(a)	no Screen Rate is available at or about 11.00 a.m. on the applicable Quotation Day for the relevant Interest Period or Default Interest Period (as applicable); or

(b)	before the close of business in London on the applicable Quotation Day, the Facility Agent has been notified by any Lender that LIBOR does not accurately reflect the cost to such Lender of funding its participation in the Advance or such Unpaid Sum for the relevant Interest Period or Default Interest Period (as applicable), then the Facility Agent shall notify the other Parties of such event and, notwithstanding anything to the contrary in this Agreement, Clauses 5.2 and 5.3 shall apply.

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5.2	If Clause 5.1 applies to (i) the Advance with respect to any Interest Period or (ii) any Unpaid Sum with respect to any Default Interest Period:

(a)	in the case of Clause 5.1(a), the duration of the relevant Interest Period or Default Interest Period (as applicable) shall be one (1) month (subject to the other provisions of this Agreement); and

(b)	the rate of interest applicable to the Advance or such Unpaid Sum during the relevant Interest Period or Default Interest Period (as applicable) shall be the percentage rate per annum that is the sum of:

(i)	the Cost of Funds to each Lender for the Advance or such Unpaid Sum for the relevant Interest Period or Default Interest Period (as applicable); and

(ii)	the Margin.

5.3	If (a) Clause 5.1 applies to (i) the Advance with respect to any Interest Period or (ii) any Unpaid Sum with respect to any Default Interest Period or (b) by reason of circumstances affecting the London interbank market on three (3) consecutive occasions with respect to the Quotation Day for an Interest Period or a Default Interest Period (as applicable), LIBOR is not available for the relevant currency to prime banks in the London interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis (x) for determining the rates of interest from time to time applicable to the Advance or such Unpaid Sum and/or (y) upon which the Advance or such Unpaid Sum may be maintained (whether in Dollars or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each Party for so long as the relevant circumstances subsist provided that (x) if at the end of the thirty (30) day period a substitute basis cannot be agreed, interest shall continue to be determined in accordance with Clause 5.2 or the Borrower shall have the right to require that each Lender transfers its entire participation in the Advance (and each Other Advance) to a transferee proposed by the Borrower (without prejudice to the Borrower’s prepayment right under Clause 7.4) and (y) the Facility Agent may not agree any such substitute basis without the prior consent of each Lender.

6	Repayment

6.1	The Borrower shall repay the Advance in instalments on the Repayment Dates in accordance with the principles set out in Schedule 11 (Principal and Interest Payments), subject to the provisions thereof and of paragraphs 9(d)(ii) of Schedule 4 (Aircraft Covenants).

6.2	The Borrower may not reborrow any part of the Advance that is repaid or prepaid.

7	Prepayment and Cancellation

Voluntary Prepayment

7.1	The Borrower may prepay the Advance at any time after the Drawdown Date:

(a)	in full by not less than thirty (30) days’ notice in writing to the Facility Agent; or

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(b)	in part by not less than fifteen (15) days’ notice in writing to the Facility Agent provided that any partial prepayment:

(i)	must be in an amount of at least ten million Dollars (US$10,000,000) and, if greater, an integral multiple thereof ; and

(ii)	shall be applied to the outstanding principal amount of the Advance at such time.

Mandatory Prepayment

7.2	If there occurs any Prepayment Event, the Borrower will automatically and without further act be obliged to prepay the Advance in full on the applicable Prepayment Date (unless the Facility Agent otherwise agrees in writing).

Remarketing Prepayment

7.3	If there occurs any Remarketing Event:

(a)	subject always to the rights of the Finance Parties in relation to the occurrence of any resultant Event of Default and unless each Representative otherwise agrees, the Borrower will endeavour to sell or lease the Aircraft by the end of the applicable Remarketing Period in accordance with the requirements of this Agreement; and

(b)	if the Borrower fails to sell or lease the Aircraft by the end of the applicable Remarketing Period in accordance with the requirements of this Agreement, the Facility Agent shall be entitled to require that the Borrower prepay the Advance in full by not less than three (3) Business Days’ notice in writing to the Borrower provided that the failure to make such payment shall not constitute (i) a Cross Default Event under this Agreement and the Other Loan Agreements or (ii) an Other Event of Default.

Taxes, Increased Costs, Market Disruption and Illegality

7.4	If:

(a)	the Borrower is required to increase the amount of any payment pursuant to Clause 15.2;

(b)	the Borrower is required to make any payment pursuant to Clauses 15.3 or 16.1; or

(c)	Clause 5.3 applies and the Borrower and the Facility Agent fail to reach agreement in relation to the Advance or an Unpaid Sum pursuant to Clause 5.3,

the Borrower shall be entitled to prepay (i) in the case of paragraphs (a) and (b), each relevant Lender’s participation in the Advance and (ii) in the case of paragraph (c), the Advance in full, in each case by not less than ten (10) Business Days’ notice in writing to the Facility Agent.

7.5

If Clause 17 applies and the Borrower and the Facility Agent fail to reach agreement in relation to the applicable Illegality Event during the applicable Consultation Period pursuant to Clause 17, the Facility Agent shall be entitled to

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require that the Borrower prepay the Advance in full (a) by not less than three (3) Business Days’ (or such shorter period that ends on or prior to the date upon which the applicable Illegality Event takes effect) notice in writing to the Borrower and (b) in the case any Illegality Event that has not yet taken effect, upon a date that falls on or prior to the date upon which such Illegality Event takes effect.

Other

7.6	The Borrower can be required to prepay the Advance (in full or in part) pursuant to clauses 3 and 4 of the Collateral Agreement.

Restrictions and Conditions

7.7	Any prepayment notice pursuant to this Clause 7 shall (unless the Facility Agent otherwise agrees in writing) be irrevocable, shall specify the date upon which the prepayment is to be made and the amount of the prepayment and shall oblige the Borrower to make the prepayment in the amount and on the date therein specified.

7.8	The Borrower shall be obliged to make any prepayment of the Advance (in full or in part) pursuant to this Clause 7 (including, for the avoidance of doubt, as a result of the operation of clauses 3 or 4 of the Collateral Agreement) together with any accrued interest on the amount prepaid and all other amounts due and payable, or becoming due and payable, at the time of prepayment by the Borrower to any of the Finance Parties under the Transaction Documents including, without limitation, any and all amounts payable pursuant to Clause 13.2 (but otherwise without premium or penalty).

7.9	The Borrower shall not repay or prepay all or any part of the Advance or cancel all or any part of the Facility except at the times and in the manner expressly provided herein.

7.10	The Facility Agent shall consult with the Borrower in relation to any Advance that is to be prepaid pursuant to this Clause 7 with respect to the minimisation of any indemnity payment that the Borrower would be required to make pursuant to Clause 13.2 as a result of such prepayment.

8	Fees

The Borrower shall pay, or procure the payment of, the Fees specified in the Fee Letters at the time and in the manner required by the terms thereof.

9	Representations

9.1	Each Obligor hereby makes the representations and warranties expressed to be made by it and set out in Schedule 2 (Representations and Warranties).

9.2	The Initial Lender hereby:

(a)	represents and warrants that it is a Qualifying Lender as at the date of this Agreement; and

(b)	confirms that it is currently a Qualifying Lender by virtue of the criteria set out in paragraph (d) of the “Qualifying Lender” definition contained in this Agreement.

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10	Covenants

10.1	From the Drawdown Date, each Obligor hereby covenants in favour of each Finance Party in the terms of the covenants expressed to be made by it and set out in Schedule 3 (Covenants).

10.2	From the Drawdown Date, the Borrower hereby covenants in favour of each Finance Party in terms of the covenants set out in Schedule 4 (Aircraft Covenants).

11	Events of Default

11.1	The occurrence of any of the following events after the Drawdown Date shall constitute an Event of Default for the purposes of this Agreement:

(a)	the failure by any Obligor to pay any amount of principal or interest payable by it under this Agreement (including without limitation any payment pursuant to paragraphs 9(d)(i) or (ii) of Schedule 4 (Aircraft Covenants)) on the due date for payment thereof in the currency and in the manner specified and such failure continues unremedied for a period of three (3) Business Days (subject to the provisions of Schedule 11 (Principal and Interest Payments) and paragraphs 9(d)(i) and (ii) of Schedule 4 (Aircraft Covenants)); or

(b)	the failure by any Obligor to pay any amount (other than of principal or interest under this Agreement) under any Transaction Document on the due date for payment thereof in the currency and in the manner specified and such failure continues unremedied for a period of five (5) Business Days after written notice of such failure has been given to the relevant Obligor or, in the case of any amount due on demand, after the relevant demand has been made; or

(c)	the failure by any Obligor duly to perform or comply with any of its obligations under any Transaction Document (other than the obligations referred to in Clauses 11.1(a) and 11.1(b) and the Recourse Obligations) and, if capable of remedy, such failure is not remedied within thirty (30) Business Days of written notice from the Facility Agent requiring such remedy having been given to the relevant Obligor; or

(d)	the failure by any Obligor (or, in relation to the Recourse Obligation specified in paragraph (c) of the definition thereof, by BBAM LLC or BBAM Aviation Services Limited) duly to perform or comply with any of the Recourse Obligations; or

(e)	any representation, warranty or statement made or deemed to be made by any Obligor in any Transaction Document proves to be untrue or incorrect in any material respect when made or deemed to be made or repeated and in the opinion of the Facility Agent (acting on the instructions of the Instructing Group, acting reasonably) such event has or would reasonably be expected to have a material adverse effect on the interests, rights or position of any of the Finance Parties under any of the Transaction Documents; or

(f)	any Obligor repudiates any Transaction Document; or

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(g)	any Obligor is unable to pay its debts as they fall due, suspends payments of its debts or makes a general assignment for the benefit of or a composition with its creditors; or

(h)	any Obligor or any other person takes any corporate action or other steps are taken or legal proceedings are started by any Obligor or any other person for the winding-up, dissolution, examinership, administration, bankruptcy or re-organisation of any Obligor (other than a solvent re-organisation approved by the Facility Agent acting on the instructions of the Instructing Group); or

(i)	any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any material part of the property, undertaking or assets of the Borrower or the Shareholder; or

(j)	a receiver, administrator, administrative receiver, trustee in bankruptcy, examiner or similar officer is appointed in respect of any Obligor or all, or a material part, of the property, undertaking or assets of any Obligor;

(k)	any event occurs with respect to any Obligor in any jurisdiction to which such Obligor is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 11.1(g), 11.1(h), 11.1(i) or 11.1(j); or

(l)	any Obligor suspends, ceases to carry on or makes a public announcement or otherwise threatens in writing to suspend or cease to carry on, all or a substantial part of its business provided that a Total Loss of the Aircraft or a sale of the Aircraft that is effected in accordance with the provisions of paragraphs 9 or 10 of Schedule 4 (Aircraft Covenants) shall not constitute an Event of Default under this Clause 11.1(l); or

(m)	there occurs any Other Event of Default (it being confirmed that a failure to perform obligations under paragraph 9 (subject to paragraph 9(d)(iv)) of Schedule 4 (Aircraft Covenants) or the corresponding provision of any Other Loan Agreement shall not constitute an Other Event of Default); or

(n)	the Facility Agent (acting on the instructions of all of the Lenders) shall have declared in writing to the Borrower that a Cross Default Event has occurred,

provided that any grace period stated as applicable to any Event of Default will be shortened by any elapsed grace period as at the Drawdown Date with respect to the corresponding Original Event of Default under the Original Loan Agreement.

11.2	If any Event of Default occurs and is continuing, the Facility Agent may:

(a)	(to the extent that the Advance has not already been made) declare that the Facility shall be cancelled forthwith whereupon the same shall be cancelled and the Commitments shall be cancelled and reduced to zero and the Advance shall not be made; and/or

(b)	(to the extent that the Advance has already been made) declare that the Advance shall become immediately repayable together with any accrued interest thereon and all other amounts then due and payable, or then becoming due and payable, by the Borrower or any other Obligor to the Finance Parties under the Transaction Documents (including, without limitation, any and all amounts payable pursuant to Clause 13.2); and/or

(c)	instruct the Security Trustee to enforce its rights and those of the other Finance Parties under all or any of the Transaction Documents.

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12	Default Interest

12.1	If any sum due and payable by an Obligor to any Finance Party under this Agreement or under any other Transaction Document is not paid on the due date therefor or if any sum due and payable by such Obligor under any judgment of any court in favour of any Finance Party in connection herewith or therewith is not paid on the date of such judgment, the period beginning on (and including) such due date or, as the case may be, the date of such judgment and ending on (but excluding) the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an Unpaid Sum) is discharged shall be divided into successive periods, each having a duration selected by the Facility Agent (acting reasonably) and each of which (other than the first) shall start on the last day of the preceding such period and shall end on (but exclude) the first day of the next succeeding period (each, a Default Interest Period).

12.2	Default interest shall accrue on each Unpaid Sum owed to a Finance Party during each Default Interest Period relating thereto at the percentage rate per annum that is the sum of the Cost of Funds to such Finance Party for such Unpaid Sum for the relevant Default Interest Period, the Margin and two per cent. (2%) per annum (the Default Rate).

12.3	Any interest which shall have accrued under Clause 12.2 in respect of an Unpaid Sum shall be immediately due and payable and shall be paid by the relevant Obligor on the last day of the relevant Default Interest Period or on such other date or dates as the Facility Agent may specify by written notice to the relevant Obligor.

13	Currency Indemnity; Loan Indemnity

13.1	If any sum due from an Obligor to any of the Finance Parties under any Transaction Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the first currency) in which the same is payable thereunder or under such order or judgment into another currency (the second currency) for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation thereto, such Obligor shall, as a separate and independent obligation, indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

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13.2	The Borrower hereby indemnifies and undertakes to indemnify each Lender upon its first demand against any and all Losses (other than loss of margin) suffered or incurred with respect to the funding, repayment and/or prepayment of the Advance and/or the cancellation of the Facility and/or the Commitments, including without limitation:

(a)	with respect to the repayment (other than on a Repayment Date) and/or prepayment (other than on a Repayment Date) of the Advance, any and all Losses (other than loss of margin) suffered or incurred in liquidating or re-deploying deposits from or with third parties acquired or entered into to effect or maintain its portion of the Advance or any part or parts thereof or incurred in relation to arrangements entered into by such Lender with any other person for the purpose of or to facilitate its funding of the Advance (in each case in relation to any repayment (other than on a Repayment Date), prepayment (other than on a Repayment Date) and/or alteration of the economic terms with respect to all or part of the Advance) (including, without limitation, any and all Losses of the nature specified in Clause 13.2(b)); and

(b)	any and all Losses (other than loss of margin) suffered or incurred as a consequence of (x) terminating, unwinding and/or closing out any currency exchange, interest rate exchange, interest rate fixing and/or other hedging arrangements entered into in relation to all or part of the Advance (except to the extent that such Losses are covered by Clause 13.2(a)) and/or (y) effecting any requested alteration to any such arrangements, it being confirmed that the indemnity with respect to the funding of the Advance is contained in the Liquidity Costs Letter Agreement.

13.3	Any amount claimed pursuant to Clause 13.2 shall be determined by each affected Lender (acting in good faith) based on its normal banking practice at the time of calculation. Any indemnity claim pursuant to Clause 13.2 shall be accompanied by a written statement from each affected Lender certifying the amount claimed is necessary to reimburse the claimant and setting out the basis of calculation of the amount claimed, which written statement shall be conclusive in the absence of manifest error.

14	Indemnities Relating to the Aircraft

14.1	With effect from the Drawdown Date, the Borrower hereby indemnifies and undertakes to indemnify each of the Finance Parties and their respective directors, officers, employees, permitted assignees and agents (each an Indemnitee) against:

(a)	all Losses relating to, or arising directly or indirectly in any manner whatsoever from, the condition, testing, design, manufacture, purchase, delivery, import, export, registration, ownership, existence, possession, control, use, leasing, sub-leasing, operation, maintenance, repair, refurbishment, insurance, storage, service, modification, overhaul, replacement, removal, re-delivery, sale or disposal of the Aircraft or any part thereof or otherwise in connection with the Aircraft or any part thereof or relating to loss or destruction or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters;

(b)	all Losses which may at any time be imputed, charged or brought on the grounds that any article or material in the Aircraft or the design, operation or use thereof constitutes an infringement of any patent or other intellectual property right or any other right whatsoever;

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(c)	all Losses which may at any time be incurred in preventing or seeking to prevent the arrest, seizure, confiscation, taking in execution, impounding, forfeiture or detention of the Aircraft or any part thereof, or in securing the release thereof; and

(d)	all Losses in connection with and following any Total Loss.

14.2	The indemnity in Clause 14.1 shall not extend to any claim by an Indemnitee:

(a)	which would not have occurred but for any representation by such Indemnitee in the Transaction Documents (or in any other document) being incorrect; or

(b)	which would not have occurred but for the failure by such Indemnitee (or any of its directors, officers, employees or agents) to perform or observe in any material respect any agreement, covenant or condition in any of the Transaction Documents to be performed or observed by it; or

(c)	to the extent that such claim results from the wilful misconduct, gross negligence or recklessness of such Indemnitee (or any of its directors, officers, employees or agents); or

(d)	to the extent that such claim results from acts or events wholly unconnected with this Agreement which occur with respect to the Aircraft prior to 14 November 2007 or after the time when either the security constituted by the Security Documents is released or the Aircraft is sold pursuant to the terms of the Transaction Documents; or

(e)	to the extent that such claim is, in the reasonable opinion of such Indemnitee, a normal administrative or operating Expense (but excluding any Expenses caused directly by the occurrence of an Event of Default); or

(f)	to the extent that such Indemnitee is otherwise actually indemnified in relation to such claim pursuant to any other provision of this Agreement or any of the other Transaction Documents.

14.3	The Borrower shall be entitled, after notice to the Facility Agent, to take such action as it may think fit to avoid, reduce or defend such Losses as are specified in Clause 14.1 or to recover the same from any third party including, without limitation, insurers, provided that (a) such action is not contrary to the provisions of any Transaction Document and (b) each of the Finance Parties shall have been indemnified and secured to the satisfaction of the Facility Agent (acting reasonably) by the Borrower against all potential Losses they might suffer as a result of such action. The Borrower shall not be entitled to take such action in the name of an Indemnitee unless such Indemnitee shall have consented thereto in writing (such consent not to be unreasonably withheld or delayed).

14.4	Notwithstanding anything to the contrary expressed or implied in this Agreement and subject only to Clause 14.2, the indemnities contained in this Clause 14 shall continue in full force and effect notwithstanding any breach by any person of the terms of this Agreement or any other Transaction Document, the repayment in full of the Advance, the termination of the Lease Agreement, the sale or other disposal of the Aircraft or the repudiation by any person of all or any provisions of this Agreement or any other Transaction Document.

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15	Taxes

15.1	Defined Terms

In this Agreement:

(a)	“Protected Party” means a Finance Party which is required by applicable law to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Transaction Document.

(b)	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

(c)	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.

(d)	“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 15.2 or a payment under Clause 15.3.

15.2	Tax gross up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Facility Agent receives such notification from a Finance Party it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days (30) of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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15.3	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party (or to the Facility Agent for the account of that Protected Party) an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Transaction Document.

15.4	Exclusions

(a)	Clauses 15.2 and 15.3 shall not apply:

(i)	with respect to any Tax assessed on a Finance Party (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or (B) under the law of the jurisdiction in which that Finance Party’s Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	with respect to any Tax that is assessed on a Finance Party as a result of its wilful misconduct or negligence;

(iii)	with respect to any Tax assessed on a Finance Party to the extent such Tax would not have arisen but for (A) any failure (other than a failure excepted below) by that Finance Party to file in a timely manner any relevant tax return, tax computation, statement, document or specifically identified claim form which that Finance Party was obliged to file by any applicable law of its jurisdiction of incorporation, or of tax residence, or that of its Lending Office or any other jurisdiction in which that Finance Party carries on business and which that Finance Party ought reasonably to have been aware it was obliged by applicable law to file except for any such failure caused by (x) any Relevant Person or (y) any event or circumstances outside the reasonable control of that Finance Party or (B) any failure (subject to the same exceptions (x) and (y) above) to file or provide the Borrower or the Facility Agent with any tax return, tax computation, statement or document which the Borrower or the Facility Agent, as the case may be, has reasonably requested that Finance Party in writing to file or provide unless, in all cases, that Finance Party (acting reasonably) determines, or had determined, that it is unable to or it is not in its overall interests so to file or provide or that it would be illegal or contrary to any directive or policy for that Finance Party so to do;

(iv)	with respect to any Tax that is assessed on a Finance Party by any jurisdiction that would not have been so assessed but for activities of that Finance Party in such jurisdiction unrelated to the transactions contemplated by the Transaction Documents;

(v)	to the extent that a Finance Party is otherwise actually indemnified or compensated for the relevant loss, liability or cost pursuant to any provision of any Transaction Document; or

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(vi)	with respect to any penalties, fines, surcharges or interest incurred by a Finance Party in respect of any Taxes either:

(A)	in respect of which Taxes such person has been indemnified and received payment in full by the Borrower pursuant hereto or any other Transaction Document prior to the date on which such Taxes become overdue; or

(B)	in respect of which Taxes the Borrower’s liability has been excluded by the terms of this Agreement or any other Transaction Document; or

(vii)	with respect to any Tax Deduction that is required in relation to any payment to (or for the benefit of) a Lender under a Transaction Document, to the extent that it would not have been required but for that Lender not being or having ceased to be a Qualifying Lender (other than as a result of any Change in Law which occurred after (X) in the case of the Initial Lender, the date of this Agreement or (Y) in the case of any other Lender, the date upon which it became a Lender under this Agreement); or

(viii)	with respect to any Tax Deduction that is required in relation to any payment to (or for the benefit of) a Treaty Lender under a Transaction Document, to the extent that it would not have been required if that Treaty Lender had complied with its obligations under Clause 15.4(d).

(b)	A Protected Party making, or intending to make a claim under Clause 15.3 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(c)	A Protected Party shall, on receiving a payment from the Borrower under Clause 15.3, notify the Facility Agent.

(d)	The Borrower and each Treaty Lender will co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make payments to that Treaty Lender without a Tax Deduction.

15.5	Tax Credits

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

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15.6	Value Added Tax

(a)	All amounts set out or expressed to be payable under a Transaction Document by the Borrower to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 15.6(c), if VAT is chargeable on any supply made by a Finance Party to the Borrower under a Transaction Document, the Borrower:

(i)	shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to the Borrower); or

(ii)	where applicable, shall directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 56 of the European Council Directive 2006/112/EC and any relevant Tax provision of the jurisdiction in which the Borrower receives such supply.

(b)	If VAT is chargeable on any supply made by one Finance Party (the ‘supplier’) to another (the ‘recipient’) under a Transaction Document, and the Borrower is required by the terms of any Transaction Document to pay an amount equal to the consideration for such supply to the supplier (rather than being required to reimburse the recipient in respect of that consideration), the Borrower shall also pay to the supplier at the same time an amount equal to the amount of such VAT. The recipient will promptly pay to the Borrower an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Transaction Document requires the Borrower to reimburse a Finance Party for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16	Increased Costs

16.1	With effect from the Drawdown Date, the Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to the Facility Agent (for the account of each affected Lender) the amount of any Increased Costs incurred by each affected Lender (or any of its Affiliates) as a result of:

(a)	any Change in Law (it being agreed and acknowledged by the Parties that, for the avoidance of doubt, the Basel III Framework shall constitute a Change in Law for the purposes of this Clause 16); or

(b)	compliance with any applicable law or regulation made after the date of this Agreement.

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16.2	Clause 16.1 does not apply to any Increased Cost that is attributable to the implementation or application of, or compliance with, the Basel II Framework.

16.3	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facility or on a Lender’s (or any of its Affiliate’s) overall capital;

(b)	an additional or increased cost; and/or

(c)	a reduction of any amount due and payable under any Transaction Document,

which (other than by reason of Taxes) is incurred or suffered by a Lender (or any of its Affiliates) to the extent that it is attributable to that Lender funding or performing its obligations under any Transaction Document.

16.4	If any Lender makes a claim pursuant to Clause 16.1, the Borrower may prepay such Lender’s participation in the Advance in accordance with the provisions of Clause 7.

17	Consultation and Mitigation

17.1	If any of the following events or circumstances shall arise after the Drawdown Date:

(a)	there occurs any Illegality Event; or

(b)	the Borrower is required to make any payment, or a Finance Party makes any claim for payment, in any of the circumstances referred to in Clauses 15.2, 15.3 or 16.1; or

(c)	the Obligor suffers any Tax liability in relation to which it is not indemnified as a consequence of its execution of the Transaction Documents, the performance by it of its obligations hereunder or otherwise in connection therewith and/or the transactions contemplated thereby, then, provided that there shall not have occurred and be continuing any Event of Default and without in any way limiting, reducing or otherwise qualifying the rights of any Obligor or any Finance Party, or the obligations of any Obligor, under any provision of the Transaction Documents, any affected Party shall, promptly upon becoming aware of the same, notify the Borrower and the Security Trustee (provided that a failure by a Finance Party to give any such notification shall not (x) in any way limit, reduce or otherwise qualify any of its rights or any obligations of any Obligor under any provision of the Transaction Documents or (y) create any liability as against any Obligor or any of the other Finance Parties) and, at no cost to any Finance Party, the Borrower and the Security Trustee shall consult in good faith with each relevant other Party for the Consultation Period and each Party shall take such reasonable steps as may be agreed by the Borrower and the Security Trustee and as may be open to it and/or them (subject to each of the Finance Parties first being indemnified or otherwise secured to its satisfaction for all Losses involved in the taking of any such reasonable step) to mitigate the effects of such circumstances (including, in relation to a Lender, the transfer of its Lending Office to another jurisdiction or the transfer of any relevant Lender’s rights and obligations under the Transaction Documents to a New Lender (as defined in

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Clause 31.3), the replacement of an Obligor or the restructuring of the transactions contemplated by the Transaction Documents subject, in each case, to the provisos set forth below) in a manner which will avoid or reduce the effects of the circumstance in question, in each case, on terms acceptable to the Borrower and the Security Trustee provided that:

(i)	no Finance Party shall be under any obligation to take any such action if, in its reasonable opinion acting in good faith, to do so would have an adverse effect on its business, operations or financial condition or the financial basis under which, amongst other things, the Transaction Documents have been entered into by it or would entail any material cost or expense to such Finance Party (unless, in the case of any material adverse effect on such financial basis, or cost or expense, such Finance Party shall have been indemnified or otherwise secured to its satisfaction, acting reasonably);

(ii)	no Finance Party shall be obliged to take any action if an Event of Default shall have occurred and be continuing; and

(iii)	no Finance Party shall be under any obligation to achieve any particular result or shall incur any liability to the Borrower or any other person by virtue of the steps taken or such steps resulting in less than complete mitigation.

17.2	Consultation Period shall mean the period commencing on the date of the relevant notification and ending on the earlier of:

(a)	the date on which there occurs any Event of Default; and

(b)	in the case of any Illegality Event, the date which falls thirty (30) Business Days thereafter or, if earlier, the date which falls five (5) days prior to the date on which such Illegality Event takes effect or, if it has already taken effect, immediately (and, for the avoidance of doubt, if such Illegality Event has already taken effect there shall be no Consultation Period); and

(c)	in the case of any circumstance referred to in Clauses 17.1(b) or 17.1(c), the date which falls forty-five (45) days thereafter.

18	Payments and Calculations

18.1	Each repayment of, or payment in respect of, the Advance or an Unpaid Sum or a part thereof shall be made in the currency in which the Advance or such Unpaid Sum is denominated.

18.2	Each payment pursuant to Clauses 14.1, 15.2, 15.3 or 16.1 shall be made in the currency in which the relevant liability was incurred.

18.3

On each date when an amount is due from any Obligor under any Transaction Document to any Finance Party in Dollars or any other currency, then such Obligor shall make the same available before 10.00 a.m. (New York time or, in the case of any currency other than Dollars, the time of the principal financial centre of the country of issue of the relevant currency) by payment in Dollars or, as the case may be, such other currency and in same day funds (being, in the case of Dollars, funds settled through the New York Clearing House Interbank Payment

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System on a same day basis or such other funds as may for the time being be customary for the settlement in New York of international banking transactions in Dollars or, in the case of any other currency, funds settled as is customary for such currency in the principal financial centre for such currency) to, in the case of Dollars, the account specified below (or to such other account in New York as the Facility Agent designates to the Borrower from time to time by not less than five (5) Business Days’ prior written notice):

Bank:	[ ]
SWIFT Code:	[ ]
Account Number:	[ ]
Account Name:	[ ]
Reference:	“[ ]”

or such other account as the Facility Agent designates to the Borrower by not less than five (5) Business Days’ prior written notice.

18.4	Promptly upon receipt of any payment under Clause 18.3 which is made for the account of any Finance Party, the Facility Agent shall make available to the relevant Finance Party its proportion of such amount by transfer to such account of such Finance Party as such Finance Party shall have previously notified to the Facility Agent.

18.5	All payments made by an Obligor under any Transaction Document to or for account of any Finance Party shall be made free and clear of and without deduction or withholding for or on account of any set-off or counterclaim.

18.6	The Advance shall be made available by the Lenders paying their relevant proportion to the Facility Agent who in turn shall make each amount available to the Borrower.

18.7	Where a sum is to be paid under any Transaction Document by the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does make the same available and it proves to be the case that it had not actually received the sum it paid out, then the person to whom such sum was so made available shall on request refund the same to the Facility Agent and the person who should have made the same available to the Facility Agent shall forthwith pay the Facility Agent an amount sufficient to reimburse the Facility Agent for any amount it may have been required to pay out by way of interest on moneys borrowed to fund the sum in question during the period beginning on the date for payment thereof and ending on the date on which it receives the same.

18.8	Whenever any payment under this Agreement shall fall due on a day which is not a Business Day the due date of such payment shall be the next succeeding Business Day unless such next succeeding Business Day shall fall in the next calendar month in which case the due date shall be the immediately preceding Business Day.

18.9	Interest under any Transaction Document shall accrue from day to day and on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

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18.10	Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder and of its contingent liabilities assumed pursuant hereto.

18.11	The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of the Advance and each Lender’s share therein, (b) the amount of any principal, interest or other sums due or to become due from the Borrower to the Lenders and each Lender’s share therein and (c) the amount of any sum received or recovered by the Facility Agent hereunder and each Lender’s share therein.

18.12	In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the account or accounts maintained pursuant to Clauses 18.10 and 18.11 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded.

18.13	A certificate of a Lender as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 15.2 or (b) the amount for the time being required to indemnify it against any such cost or liability as is mentioned in Clauses 15.3 or 16.1, shall be conclusive (in the absence of manifest error) as to the amount payable under Clauses 15.2, 15.3, or 16.1, as the case may be.

19	Set-Off and Redistribution of Payments

19.1	The Borrower authorises each Lender to apply any credit balance to which the Borrower is entitled on any account of the Borrower with such Lender in satisfaction of any sum due and payable from the Borrower to such Lender under any Transaction Document but unpaid and in relation to which any relevant grace period has expired. For this purpose each Lender is entitled to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. No Lender shall be obliged to exercise any right given to it by this Clause.

19.2	If, at any time, the proportion which any Lender (a Recovering Lender) has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its proportion of any payment (a relevant payment) to be made under this Agreement by the Borrower for account of such Recovering Lender and one or more other Lenders is greater (the proportion of such receipt or recovery giving rise to such excess proportion being herein called an excess amount) than the proportion thereof so received or recovered by the Lender or Lenders so receiving or recovering the smallest proportion thereof, then:

(a)	such Recovering Lender shall inform the Facility Agent of such receipt or recovery and pay to the Facility Agent an amount equal to such excess amount;

(b)	there shall thereupon fall due from the Borrower to such Recovering Lender an amount equal to the amount paid out by such Recovering Lender pursuant to Clause 19.2(a) the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Lender’s proportion of such relevant payment; and

(c)	the Facility Agent shall treat the amount received by it from such Recovering Lender pursuant to Clause 19.2(a) as if such amount had been

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received by it from the Borrower in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Lender), pro rata to their respective entitlements thereto in accordance with Clause 20.

19.3	If any sum (a relevant sum) received or recovered by a Recovering Lender in respect of any amount owing to it by the Borrower becomes repayable and is repaid by such Recovering Lender otherwise than as expressly contemplated in this Agreement or any of the other Transaction Documents, then:

(a)	each Lender which has received a share of such relevant sum by reason of the implementation of Clause 19.2 shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Lender an amount equal to its share of such relevant sum; and

(b)	there shall thereupon fall due from the Borrower to each such Lender an amount equal to the amount paid out by it pursuant to Clause 19.3(a) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Lender against which such Lender’s share of such relevant sum applied.

20	Proceeds Application

Each Party hereby agrees that any and all Proceeds will be paid, retained and applied in accordance with the provisions of the Collateral Agreement.

21	Subordination

21.1	Each Obligor hereby agrees to regulate its claims, as to subordination and priority, in respect of any Proceeds in the manner set out in the Collateral Agreement and this Clause 21.

21.2	Each Obligor hereby agrees that the Secured Obligations shall for all purposes whatsoever rank in priority to any other obligations that may be owed by an Obligor to another Obligor under or in relation to the Transaction Documents and that such other obligations shall at all times be subject and subordinate to the Secured Obligations.

21.3	Each Obligor hereby agrees that it will not, without the prior written consent of each Representative, file or join in any petition to commence any winding up proceedings by or against any Obligor, take any other action for the winding up, dissolution or administration of any Obligor or take, or acquiesce in, any other action which could or might lead to the bankruptcy or insolvency of any Obligor, in each case unless legally obliged to do so or unless a failure to do so would cause such Obligor to be in breach of any fiduciary duty or result in any liability on the part of such Obligor to any third party.

21.4

Without prejudice to the provisions of Clause 21.3, if, for any reason, an Obligor intends to claim or is required to claim (in each case if legally obliged to do so or if a failure to do so would cause such Obligor to be in breach of any fiduciary duty or result in any liability on the part of such Obligor to any third party) in the liquidation, winding-up, dissolution or analogous proceedings in relation to any Obligor, then such Obligor shall direct that all dividends and other distributions in respect of any such claim be paid to the Security Trustee for application in accordance with the provisions of Clause 20 (and, accordingly, the Collateral

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Agreement) and, to the extent that any such dividend or other distribution is actually paid to such Obligor, such Obligor shall hold any amount received by it on trust for the Parties and shall pay that amount over to the Security Trustee as soon as it is received.

21.5	Each Obligor hereby agrees that it shall have no rights whatsoever to instruct, or give directions to, the Security Trustee or to require that the Security Trustee take any action or exercise any right, remedy or power, in each case in relation to any matter including, without limitation, the Trust Property and/or the Trust Documents and that it shall not form part of the Instructing Group in any circumstances.

21.6	Each Obligor hereby agrees that the Security Trustee shall not be required to consult with, or have regard to the interests of, any Obligor when taking any action (including, without limitation, any enforcement action) or when exercising any right, remedy or power, in each case in relation to any matter including, without limitation, the Trust Property and/or the Trust Documents.

22	Costs and Expenses

22.1	The Borrower shall from time to time on first demand reimburse the Facility Agent for all reasonable documented Expenses (including legal fees (subject to any agreed caps) together with irrecoverable VAT and disbursements) incurred by it in relation to the negotiation, preparation and execution of this Agreement and all other Transaction Documents executed on or before the Drawdown Date.

22.2	The Borrower shall from time to time on first demand reimburse each Finance Party for all reasonable documented Expenses (including legal fees (subject to any agreed caps) together with irrecoverable VAT and disbursements) incurred by it in relation to the negotiation, preparation and execution of all Transaction Documents from time to time executed after the Drawdown Date provided that the Borrower shall not be required to reimburse a Finance Party for any such Expenses to the extent incurred in connection with any Transfer Certificate or the transfer effected thereby (unless effected at the request of an Obligor or in the context of any mitigating action pursuant to Clause 17).

22.3	The Borrower shall from time to time on first demand reimburse each Finance Party for all reasonable documented Expenses (including legal fees together with irrecoverable VAT and disbursements) incurred by it in relation to the preservation of any of the rights of any of the Finance Parties under this Agreement or any other Transaction Document (including, without limitation, Expenses incurred pursuant to paragraph 6 (Further assurance) of Part A of Schedule 3 (Covenants), paragraph 5 (Further assurance) of Part B of Schedule 3 (Covenants) and paragraph 11 (Further Aircraft Mortgages) of Schedule 4 (Aircraft Covenants)), or in relation to any proposed amendment to this Agreement or any such other Transaction Document or any request or requirement for a consent or waiver hereunder or thereunder provided that the Borrower shall not be required to reimburse a Finance Party for any such Expenses to the extent incurred in connection with any Transfer Certificate or the transfer effected thereby (unless effected at the request of an Obligor or in the context of any mitigating action pursuant to Clause 17).

22.4	The Borrower shall from time to time on first demand reimburse each Finance Party for all documented Expenses (including legal fees together with irrecoverable VAT and disbursements) incurred by it in relation to the enforcement of any of the rights of the Finance Parties under this Agreement (including any steps necessary in connection with any proposal for remedying or otherwise resolving any Event of Default) or any other Transaction Document.

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22.5	The Borrower shall on demand pay all stamp, registration and other documentary Taxes to which this Agreement or any other Transaction Document is or at any time may be subject and shall on first demand indemnify the Security Trustee against any documented Expenses which result from any failure to pay or any delay in paying any such Tax and in respect of which the Security Trustee shall not have previously been indemnified under Clause 15.

23	Confidentiality

Each Party shall, and shall procure that its officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the other Parties, disclose to any third party, a Transaction Document or any of the terms of a Transaction Document or any documents or materials supplied by or on behalf of any Party in connection with a Transaction Document, save that any Party shall be entitled to make such disclosure:

(a)	in the case of a Lender, as permitted pursuant to Clause 31.15;

(b)	to any of its Affiliates;

(c)	to an Indemnitee;

(d)	in connection with any initial public offering and listing of shares or other securities of any Fly Group Company provided that the Borrower shall have notified the Facility Agent of any proposal to effect any such disclosure at least five (5) Business Days prior to the proposed date of disclosure and the Facility Agent (acting reasonably) shall have confirmed that it has no objection to such disclosure;

(e)	to the extent necessary in connection with any proceedings arising out of or in connection with any Transaction Document;

(f)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any law;

(g)	to its auditors, legal or tax advisers or other professional advisers provided that such person is under a general duty of confidentiality to the relevant Party;

(h)	to any Tax authority; or

(i)	if required to do so by any applicable law (which includes any particular securities legislation and the rules of any particular stock exchange) or in order for such Party to comply with its obligations under a Transaction Document, provided that:

(i)	any such disclosure to a person pursuant to Clause 23(a), (b) or (c) must be on terms that such person agrees to be subject to the same duties of confidentiality as set out in this Clause 23 mutatis mutandis; and

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(ii)	under no circumstances may the commercial or economic terms of a Transaction Document or any documents or materials supplied by or on behalf of any Party in connection with a Transaction Document be disclosed to Lease Corporation International (Aviation) Limited or any of its Affiliates.

24	Enforcement of and Other Action Under the Trust Documents

24.1	No Enforcement by Finance Parties

None of the Finance Parties (other than the Security Trustee) shall have any independent power to enforce any of the Trust Documents, to exercise any rights and/or powers or to grant any consents or releases under or pursuant to any of the Trust Documents or otherwise have direct recourse to the security constituted by any of the Trust Documents.

24.2	Action under Trust Documents

If an Event of Default occurs and is continuing, then subject to the Security Trustee being indemnified to its satisfaction and without prejudice to Clause 24.1, the Security Trustee shall (acting on the instructions of the Instructing Group) ensure that the appropriate person takes such action (including, without limitation, the exercise of all rights and/or powers and the granting of consents or releases) or, as the case may be, refrains from taking such action under or pursuant to the Trust Documents as the Instructing Group shall specifically direct the Security Trustee. Unless and until the Security Trustee shall have received such directions or instructions, the Security Trustee shall not be required to ensure that any action is taken under any of the Trust Documents.

25	Appointment and Powers of the Security Trustee

25.1	Each of the Finance Parties irrevocably appoints the Security Trustee as its agent and trustee to hold the Trust Property on its behalf on the terms set out in this Agreement and in the Trust Documents.

25.2	By virtue of the appointment pursuant to Clause 25.1, each of the Finance Parties hereby authorises the Security Trustee (whether or not by or through its employees as agents) to take such action on its behalf and to exercise such powers as are specifically delegated to the Security Trustee by this Agreement together with such powers and rights as are reasonably incidental thereto.

25.3	The Security Trustee shall have no duties, obligations or liabilities to any of the parties by whom it has been appointed beyond those expressly stated in this Agreement and specifically (but without prejudice to the generality of the foregoing) the Security Trustee shall not be obliged to take any action or exercise any rights, remedies or powers under or pursuant to this Agreement beyond those which it is specifically instructed in writing to take or exercise as provided in Clause 24 and then only to the extent stated in such specific written instructions.

25.4

The Parties agree, in relation to any jurisdiction the courts of which do not recognise or give effect to the trusts expressed to be constituted by this Agreement, that the relationship of the Finance Parties to the Security Trustee

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shall in the case of each of the trusts constituted hereby be construed simply as one of principal and agent but, to the fullest extent permissible under the laws of each and every such jurisdiction, this Agreement shall have full force and effect as between the Parties.

26	Declaration of Trust, Supplemental Provisions

26.1	The Security Trustee hereby accepts its appointment under Clause 25 as agent and trustee in relation to the Trust Property with effect from the date of this Agreement and irrevocably acknowledges and declares that from such date it holds the same on trust for the respective Finance Parties and that it shall apply, and deal with, the Trust Property (including, without limitation, any moneys received by the Security Trustee under the Trust Documents) in accordance with the provisions of this Agreement and the Security Documents.

26.2	The Security Trustee may, in the conduct of any trusts constituted by this Agreement and in the conduct of its obligations under and in respect of any of the Trust Documents, instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money). Any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts. The Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent.

26.3	In its capacity as trustee in relation to the Trust Documents, the Security Trustee shall, without prejudice to any of the powers and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Trust Documents), have all the same powers as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any of the Trust Documents.

26.4	In its capacity as agent and/or trustee in relation to the Trust Documents, the Security Trustee shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Trust Documents as it affects the Security Trustee and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of the Security Trustee) shall be conclusive and shall bind all the other Parties.

26.5	The Security Trustee shall be entitled to place all Trust Documents and other deeds, certificates and other documents relating to the Trust Property or any of them in any safe deposit, safe or receptacle selected by the Security Trustee or with any solicitor or firm of solicitors and may make any such arrangements as it thinks fit for allowing each Finance Party access to, or its solicitors or auditors possession of, such documents when necessary or convenient, and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

26.6

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 and the provisions of this

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Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

27	Change of Security Trustee

27.1	Subject to the following provisions of this Clause 27, the Security Trustee may at any time without giving any reason retire from its appointment as security agent and trustee for and on behalf of the Finance Parties under and in relation to the Transaction Documents, upon not less than thirty (30) days’ prior written notice to the Finance Parties, in favour of:

(a)	any other Finance Party or any Affiliate of a Finance Party (including, for the avoidance of doubt, any New Lender);

(b)	any reputable and experienced trust, bank or financial institution with offices in London, Paris or Germany nominated by the Instructing Group after (for so long as there shall not have occurred and be continuing an Event of Default) consultation in good faith with the Borrower; or

(c)	failing such a nomination, any reputable and experienced trust, bank or financial institution with offices in London, Paris or Germany nominated by the Security Trustee after consultation in good faith with the Finance Parties and (for so long as there shall not have occurred and be continuing an Event of Default) the Borrower.

27.2	The Instructing Group may at any time without giving any reason require the Security Trustee to retire from its appointment as security agent and trustee for and on behalf of the Finance Parties under and in relation to the Transaction Documents upon not less than thirty (30) days’ prior written notice to the Borrower, the Security Trustee and the other Finance Parties.

27.3	Each Party will take all such actions and do all such things as a retiring Security Trustee or the Instructing Group may from time to time require (in each case acting reasonably) so as to effect any transfer of the function of security agent and trustee pursuant to Clauses 27.1 or 27.2 (including, without limitation, in relation to the appointment of a successor security agent and trustee and the transfer of the rights and obligations of the Security Trustee under each Transaction Document to such successor, in each case in a legal, valid and binding manner). The appointment of any successor security agent and trustee, pursuant to this Clause 27 and the taking of all such actions and the doing of all such things shall be a condition to any retirement of the Security Trustee.

27.4	Upon any successor to the Security Trustee being appointed pursuant to this Clause 27, the retiring Security Trustee shall be discharged from any further obligation under the Transaction Documents with respect to the Trust Property and its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been a Party in place of the retiring Security Trustee.

27.5

If any appointment of a successor security agent and trustee pursuant to this Clause 27 gives rise to an obligation on the part of any Obligor to make a payment under any Transaction Document in excess of that which it would have been obliged to make thereunder had no such appointment taken place, then the

51

relevant Obligor shall not be obliged (other than as a result of a Change in Law after the date of such appointment) to make any payment thereunder in excess of that which it would have been obliged to make had such appointment not taken place, unless (a) such appointment is made in connection with the provisions of Clause 17 or at the request of an Obligor or (b) such appointment is necessary in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

27.6	Each party hereby agrees, for so long as no Event of Default shall have occurred and be continuing, that no successor security trustee appointed pursuant to this Clause 27 shall be a Competitor.

28	Facility Agent

28.1	Each of the Lenders irrevocably appoints the Facility Agent as its agent for the purposes of this Agreement and the other Transaction Documents and authorises the Facility Agent (whether or not by or through employees or agents) to take such action on the relevant Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to Facility Agent by this Agreement, together with such powers and discretions as are reasonably incidental thereto. The Facility Agent shall not, however, have any duties, obligations or liabilities to the Lenders beyond those expressly stated in this Agreement and the other Transaction Documents.

28.2	Subject to the following provisions of this Clause 28, the Facility Agent may at any time without giving any reason retire from its appointment as facility agent for and on behalf of the Lenders under and in relation to the Transaction Documents, upon not less than thirty (30) days’ prior written notice to the Lenders, in favour of:

(a)	any other Finance Party or any Affiliate of a Finance Party (including, for the avoidance of doubt, any New Lender);

(b)	any reputable and experienced trust, bank or financial institution with offices in London, Paris or Germany nominated by the Instructing Group after (for so long as there shall not have occurred and be continuing an Event of Default) consultation in good faith with the Borrower; or

(c)	failing such a nomination, any reputable and experienced trust, bank or financial institution with offices in London, Paris or Germany nominated by the Facility Agent after consultation in good faith with the Lenders and (for so long as there shall not have occurred and be continuing an Event of Default) the Borrower.

28.3	The Instructing Group may at any time without giving any reason require the Facility Agent to retire from its appointment as facility agent for and on behalf of the Lenders under and in relation to the Transaction Documents upon not less than thirty (30) days’ prior written notice to the Borrower, the Security Trustee and the other Lenders.

28.4

Each Party will take all such actions and do all such things as a retiring Facility Agent or the Instructing Group may from time to time require (in each case acting reasonably) so as to effect any transfer of the function of facility agent pursuant to Clauses 28.2 or 28.3 (including, without limitation, in relation to the appointment of a successor facility agent and the transfer of the rights and obligations of the

52

Facility Agent under each Transaction Document to such successor, in each case in a legal, valid and binding manner). The taking of all such actions and the doing of all such things shall be a condition to any retirement of the Facility Agent, and the appointment of any successor facility agent, pursuant to this Clause 28.

28.5	Upon any successor to the Facility Agent being appointed pursuant to this Clause 28, the retiring Facility Agent shall be discharged from any further obligation under the Transaction Documents and its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been a Party in place of the retiring Facility Agent.

28.6	If any appointment of a successor facility agent pursuant to this Clause 28 gives rise to an obligation on the part of any Obligor to make a payment under any Transaction Document in excess of that which it would have been obliged to make thereunder had no such appointment taken place, then the relevant Obligor shall not be obliged (other than as a result of a Change in Law after the date of such appointment) to make any payment thereunder in excess of that which it would have been obliged to make had such appointment not taken place, unless (a) such appointment is made in connection with the provisions of Clause 17 or at the request of an Obligor or (b) such appointment is necessary in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

28.7	Each Party hereby agrees, for so long as no Event of Default shall have occurred and be continuing, that no successor facility agent appointed pursuant to this Clause 28 shall be a Competitor.

29	Common Facility Agent and Security Trustee

Notwithstanding that the Facility Agent and the Security Trustee may from time to time be the same legal entities, the Facility Agent and the Security Trustee have each entered into this Agreement in their separate capacities as agent for the Lenders and as security agent and trustee for the Finance Parties under and pursuant to the Transaction Documents provided always that, where this Agreement provides for such entity to communicate with or provide instructions to another such entity, it will not be necessary, for so long as such entities are the same or related entities, for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

30	Representatives

30.1	Each of the Finance Parties agrees as follows in relation to each Representative:

(a)	unless a contrary indication appears in a Transaction Document, such Representative shall (i) exercise any right, power, authority or discretion vested in it as Representative in accordance with any instructions given to it by the Instructing Group (or, if so instructed by the Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Representative) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Instructing Group;

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(b)	unless a contrary indication appears in a Transaction Document, any instructions given by the Instructing Group will be binding on all the Finance Parties;

(c)	such Representative may refrain from acting in accordance with the instructions of the Instructing Group (or, if applicable, any other person pursuant to the provisions of any Transaction Document) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions; and

(d)	in the absence of instructions from the Instructing Group (or, if applicable, any other person pursuant to the provisions of any Transaction Document), such Representative may act (or refrain from taking action) as it considers to be in the best interests of (in the case of the Security Trustee) the Finance Parties or (in the case of the Facility Agent) the Lenders.

30.2	Each Representative shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

30.3	Each Representative may refrain from doing anything which would, or might in its reasonable opinion, be contrary to any law of any jurisdiction or any directive, regulation or regulatory requirement of any state (or any agency thereof) or which would or might render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive, regulation or regulatory requirement.

30.4	Each Representative shall notify the other Representative as soon as is reasonably practicable, of the contents of any communication received by it from any Relevant Person pursuant to any Transaction Document.

30.5	Each Representative may assume that each Lender’s Lending Office is that specified, in the case of the Initial Lender, in Clause 33 or, in the case of any other Lender, in the Transfer Certificate whereby such Lender became a Party until it has received from the relevant Lender a notice designating some other office of the relevant Lender as its Lending Office and act upon any such notice until the same is superseded by a further such notice.

30.6	Except with the prior written consent of each of the Finance Parties and subject as otherwise provided in this Agreement, neither Representative shall have authority on behalf of the Finance Parties to agree with any Obligor or any other person any amendment (other than an amendment described in Clause 30.7) to any Transaction Document which would:

(a)	alter the Margin or the amount, currency or due date of any payment to be made to (or for the account of) any Finance Party under any Transaction Document;

(b)	subject any Lender to any obligations not expressly contemplated by any Transaction Document;

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(c)	amend, modify or vary the definition of “Instructing Group” or “Lenders” in this Agreement;

(d)	amend, modify, vary, release or discharge any of the Security Documents or the Liens constituted thereby or consent to any of the same save in accordance with the terms of this Agreement and the other Transaction Documents; or

(e)	amend, modify or vary this Clause 30.6.

30.7	Either Representative may, without the prior written consent of the other Finance Parties, amend any provision of this Agreement or any other Transaction Document if such amendment is necessary to correct any manifest error herein or therein, and any such amendment shall be binding on all of the Finance Parties.

30.8	With respect to its own participation (if any) in the Advance, each Representative shall have the same rights and powers under this Agreement and the Transaction Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it (as agent or security agent and trustee) under this Agreement or, as the case may be, the Transaction Documents, and the term “Lender” shall, unless the context otherwise indicates, include such Representative. Neither this Agreement nor any of the Transaction Documents shall (nor shall the same be construed so as to) constitute a partnership between the Parties or any of them or so as to establish a fiduciary relationship between either Representative (in any capacity) and any other person.

30.9	Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by either Representative to induce it to enter into any of the Transaction Documents and that it has made and will continue to make, without reliance on either Representative and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each Relevant Person and its own independent investigation of the financial condition and affairs of each Relevant Person in connection with the making and continuation of the Advance. Neither Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide the Lenders with any credit or other information with respect to any Relevant Person whether coming into its possession before the making of the Advance or at any time thereafter. Neither Representative shall have any duty or responsibility for the completeness or accuracy of any information given by any Relevant Person in connection with or pursuant to any of the Transaction Documents, whether the same is given to such Representative and passed on by it to any Lenders or otherwise.

30.10	Neither Representative shall have any responsibility to any Finance Party:

(a)	on account of the failure by any Relevant Person to perform its obligations under any of the Transaction Documents; or

(b)	for the financial condition of any Relevant Person; or

(c)	for the completeness or accuracy of any statements, representations or warranties in any of the Transaction Documents or any document delivered under this Agreement or any of the other Transaction Documents; or

55

(d)	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or any of the other Transaction Documents or of any certificate, report or other document executed or delivered under this Agreement or any of the other Transaction Documents; or

(e)	to investigate of make enquiry into the title of any Relevant Person to the Trust Property or any part thereof; or

(f)	for the failure to register any of the Transaction Documents on any register with any authority, court or relevant body; or

(g)	for the failure to take or require any Relevant Person or any provider of insurances or reinsurances, to take any steps to render any of the Trust Property effective or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(h)	otherwise in connection with the Advance or the negotiation of any Transaction Document; or

(i)	otherwise in connection with the Transaction Documents and their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Instructing Group and/or in accordance with any provision of any Transaction Document.

30.11	Each Representative shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

30.12	Each Representative may, without any liability to account to any of the Finance Parties, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with any Relevant Person or any of its Affiliates or associated companies or any of the other Finance Parties as if it were not an agent or security agent and trustee hereunder.

31	Transfers

31.1	This Agreement shall be binding upon and enure to the benefit of each Party and its successors, permitted assigns and permitted transferees.

31.2	No Obligor will assign and/or transfer any or all of its rights and/or obligations under this Agreement without the prior written consent of the Facility Agent (acting on the instructions of all of the Lenders).

31.3	Subject to this Clause 31 and without prejudice to any other rights available to it as a matter of applicable law, a Lender (the Existing Lender) may at any time after the Drawdown Date assign or otherwise deal with any of its rights, or transfer any of its rights and obligations, under any Transaction Document and in respect of any Trust Property to:

(a)	any other Finance Party;

(b)	any Affiliate of a Finance Party;

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(c)	any special purpose company established by (or on behalf of) the Lenders provided that (i) such entity is supported and controlled by the Lenders and (ii) such entity is not (or does not become) consolidated on any Lender’s balance sheet as a result of the support and control of the Lenders;

(d)	any other commercial bank;

(e)	any member of the European System of Central Banks;

(f)	any insurance company; or

(g)	following the occurrence of an Event of Default that is continuing, any other person,

(the New Lender) in each case without the prior written consent of any Obligor provided that a Lender is not under any circumstances permitted to effect any assignment, transfer or participation in relation to the Advance to a Competitor. If the Initial Lender intends to transfer after the Drawdown Date all of its participation in relation to the Advance, the Parent (or any other Fly Group Company designated by it) will have a right of last offer with respect thereto. Prior to the Drawdown Date, the Initial Lender may not transfer its participation in relation to the Advance without the prior written consent of the Borrower.

31.4	An assignment will only be effective on:

(a)	if required by the Facility Agent, receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(b)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

31.5	A transfer by novation will only be effective if the procedure set out in Clauses 31.11 to 31.13 inclusive is complied with.

31.6	If any assignment or transfer by a Lender of its rights or obligations under the Transaction Documents or any change in the Lending Office or jurisdiction of tax residence of a Lender gives rise to an obligation on the part of an Obligor to make a payment under any Transaction Document in excess of that which it would have been obliged to make under such Transaction Document had no such assignment, transfer or change taken place, then such Obligor shall not be obliged (other than as a result of a Change in Law after the date of such assignment, transfer or change) to make any payment under any Transaction Document to the relevant New Lender or Lender in excess of that which it would have been obliged to make had such assignment, transfer or change not taken place unless (a) the assignment, transfer or change is made in connection with the provisions of Clause 17 or at the request of an Obligor or (b) the assignment, transfer or change is required in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

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31.7	The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of five thousand Dollars (US$5,000).

31.8	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

31.9	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Transaction Documents or any Commitment is in force.

31.10	Nothing in any Transaction Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

31.11	Subject to the conditions set out above in this Clause, a transfer is effected in accordance with Clause 31.13 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 31.12, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

31.12	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

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31.13	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Transaction Documents and in respect of the Trust Property, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Transaction Documents and in respect of the Trust Property and their respective rights against one another under the Transaction Documents and in respect of the Trust Property shall be cancelled (being the Discharged Rights and Obligations);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Facility Agent, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Trust Property as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Transaction Documents (in each case without prejudice to the survival of the provisions of Clause 23); and

(d)	the New Lender shall become a Party as a “Lender”.

31.14	The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

31.15	Disclosure of information is subject to the following conditions (in each case without prejudice to the provisions of Clause 23):

(a)	any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Transaction Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Transaction Documents or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, its Affiliates and the Transaction Documents as that Lender shall consider appropriate.

(b)	Any Finance Party may disclose such information to a rating agency or its professional advisers or (with the consent of the Borrower) any other person.

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32	Miscellaneous

32.1	This Agreement may be executed in any number of counterparts and on separate counterparts, each of which when executed shall constitute an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

32.2	Any amendment, supplement or variation to any Transaction Document must be in writing and executed by each party to such Transaction Document.

32.3	Neither the failure to exercise, nor the delay in any exercise of, nor the single or partial exercise of, any right, power or remedy by any Finance Party under or in relation to this Agreement shall (a) operate as a waiver of such right, power or remedy, (b) prevent any further or other exercise of such right, power or remedy or (c) prevent the exercise of any other right, power or remedy. The rights, powers and remedies of each Finance Party provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.4	Any waiver or consent given by a Party under or in relation to this Agreement must, in order to be effective, be in writing and shall only be effective in the specific circumstances in which it is given.

32.5	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

32.6	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement provided that each Indemnitee shall be entitled to enforce and enjoy the benefit of the terms of Clause 14 subject to and in accordance with the provisions thereof.

33	Notices

33.1	Unless otherwise expressly provided in this Agreement, all notices, requests, demands or other written communications in relation to this Agreement (for the purposes of this Clause 33, Written Notices) shall, in order to be effective, be in English and in writing and shall be delivered by letter or by facsimile transmission.

33.2	All Written Notices shall:

(a)	in order to be effectively delivered to a Party, be:

(i)	left at the postal address of that Party set out in Clause 33.3;

(ii)	sent with an internationally recognised courier service in an envelope addressed to that Party at its postal address set out in Clause 33.3; or

(iii)	sent by facsimile to the facsimile number of that Party set out in Clause 33.3; and

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(b)	be effective and deemed to have been delivered to a Party:

(i)	in the case of a letter (x) if delivered in the manner referred to in Clause 33.2(a)(i), when left at the postal address of that Party or (y) if delivered in the manner referred to in Clause 33.2(a)(ii), when delivered by the relevant courier service to the postal address of that Party (as evidenced by the records of the relevant courier service); or

(ii)	in the case of a facsimile transmission, upon receipt by the sender of a transmission slip confirming that the entire Written Notice has been sent to the correct facsimile number (provided that if the time of dispatch of a facsimile transmission is not within normal business hours on a business day in the country of the recipient, such facsimile transmission shall be deemed to have been delivered at the opening of business on the next succeeding business day in such country).

33.3	The addresses of the Parties for the purposes of this Clause 33 are as follows:

(a)	each Obligor

[            ]

[            ]

[            ]

Attention:	[ ]
Fax:	[ ]

with a copy to:

[            ]

[            ]

[            ]

Attention:	[ ]
Fax:	[ ]

(b)	the Initial Lender, the Facility Agent and the Security Trustee

[            ]

[            ]

[            ]

Attention:	[ ]
Fax:	[ ]

(c)	any Lender (other than the Initial Lender), to it at the address designated for such purpose in the Transfer Certificate by which it becomes a party to this Agreement

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or, in each case, such other address as one Party may from time to time designate to the other Parties upon not less than five (5) Business Days notice.

33.4	All notices from any Obligor to any Finance Party shall be sent through the Facility Agent.

33.5	All notices from any Finance Party to any Obligor shall be sent through the Facility Agent.

34	Recourse

34.1	Each Obligor, as security for its obligations under the Transaction Documents to which it is a party, is willing to create Liens for the benefit of the Finance Parties pursuant to the Security Documents. In recognition of the willingness of each Obligor to do such acts and things each of the Finance Parties is prepared to limit its recourse against each Obligor as provided in this Clause 34.

34.2	Notwithstanding anything contained herein (save in this Clause 34) or in any of the other Transaction Documents to the contrary, the Parties irrevocably and unconditionally agree that the rights of the Finance Parties to enforce (whether by legal proceedings or otherwise) the obligations of each Obligor under the Transaction Documents shall be limited to:

(a)	the recovery from such Obligor or from any other person of all sums that are paid to or recovered by such Obligor (or any person claiming through or on behalf of such Obligor) pursuant to any provision of any of the Transaction Documents or as a result of the enforcement of any of the Transaction Documents; and

(b)	the realisation of any proceeds from the enforcement of any security granted to the Security Trustee under any of the Security Documents,

provided that in calculating the amount due from an Obligor pursuant to Clauses 34.2(a) and 34.2(b), there shall be deducted any amounts in each case (i) to the extent that such Obligor is not entitled to retain such sums or proceeds as against any third party by virtue of any law, including as a result of any judgment or order of any court or in any bankruptcy of such third party and (ii) to the extent that such Obligor is obliged to apply any such sums or proceeds or part thereof in discharge of any liability of it to pay Taxes.

34.3	This Clause 34 (except for this Clause 34.3) shall be of no application:

(a)	if any Finance Party incurs any Loss (i) as a result of the fraud, gross negligence or wilful misconduct of an Obligor, (ii) as a result of the occurrence of any Recourse Event of Default or (iii) as a result of any representation or warranty made or deemed to be made by an Obligor in this Agreement at any time proving to have been false or incorrect in any material respect on the date as of which made or deemed to be made; and

(b)	in relation to the performance of any Recourse Obligations,

and each Finance Party shall be at liberty to pursue all its rights and remedies against the applicable Obligor in the event of any such circumstances.

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34.4	Notwithstanding the provisions of Clause 34.2, each Obligor undertakes and agrees with each Finance Party that:

(a)	each of its obligations under each Transaction Document (i) is a continuing obligation (unless and until the Security Trustee confirms that its rights and remedies under the Transaction Documents have been fully, finally and indefeasibly exhausted and extinguished), (ii) shall not be extinguished by reason of any inability of any Party to enforce such obligation as a result of the limitation on recourse contained herein or by performance in part of any such obligation and (iii) is due to be performed on the date on which it is expressed by the terms of such Transaction Document to become due to be performed; and

(b)	the provisions of Clause 34.2 shall not derogate from or otherwise limit the right of recovery, realisation or application by any Finance Party under or pursuant to any of the Transaction Documents or anything assigned, mortgaged, charged, pledged or secured under or pursuant to any of the Security Documents.

35	Governing Law and Jurisdiction

35.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

35.2	Each Party irrevocably agrees for the benefit of each of the other Parties that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding (Proceedings), and to settle any disputes, which may arise out of or in connection with this Agreement and for such purpose irrevocably submits to the jurisdiction of such courts.

35.3	Each Obligor agrees that the process by which any Proceedings are begun may be served on it by being delivered to BBAM UK Limited at Orchard Lea Drift Road, Winkfield, Windsor SL4 4RU, England or, if different, its registered office in England from time to time. If such person ceases to act or to be appointed as process agent in relation to an Obligor, such Obligor will promptly appoint a replacement process agent in England acceptable to the Security Trustee and notify the Security Trustee in writing thereof. Failing any such appointment by an Obligor, such Obligor hereby by way of security irrevocably appoints the Security Trustee as its attorney to appoint another such agent on its behalf. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

35.4	The submission by the Parties to the jurisdiction mentioned in Clause 35.2 shall not (and shall not be construed so as to) limit the right of any Party to take Proceedings against any other Party in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not if and to the extent permitted by applicable law.

35.5	Each Party hereby consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

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35.6	To the extent that any Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, or their judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Party hereby irrevocably agrees not to claim or hereby irrevocably waives such immunity to the full extent permitted by the applicable laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the Parties the day and year first above written.

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Execution page 1

NordLB / Fly Leasing – Loan Agreement

One (1) [            ] Aircraft

MSN [            ]

Borrower

for and on behalf of
[ ]
by its duly authorised attorney
Name:
Title:

Shareholder

for and on behalf of
HOBART AVIATION HOLDINGS LIMITED
Name:
Title:

65

Execution page 2

NordLB / Fly Leasing – Loan Agreement

One (1) [            ] Aircraft

MSN [            ]

Initial Lender

for and on behalf of	for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
Name:	Name:
Title: Authorised Signatory	Title: Authorised Signatory

Facility Agent

for and on behalf of	for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
Name:	Name:
Title: Authorised Signatory	Title: Authorised Signatory

Security Trustee

for and on behalf of	for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
Name:	Name:
Title: Authorised Signatory	Title: Authorised Signatory

66